Exhibit 3.1

THE CAYMAN ISLANDS

THE COMPANIES LAW

(AS AMENDED)

Ninth Amended and Restated Memorandum of

Association

of

Ximalaya Inc.

As adopted by special resolution with effect from December 14, 2020

THE CAYMAN ISLANDS

THE COMPANIES LAW (AS AMENDED)

NINTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

Ximalaya Inc.

(the “Company”)

As adopted by special resolution with effect from December 14, 2020

1.	Name

The name of the Company is Ximalaya Inc.

2.	Registered Office

The registered office of the Company shall be situated at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands or such other place in the Cayman Islands as the Directors may, from time to time decide, being the registered office of the Company.

3.	General Objects and Powers

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by Section 7(4) of The Companies Law (As Amended) or as the same may be amended from time to time, or any other law of the Cayman Islands.

4.	Limitations on the Company’s Business

4.1	For the purposes of the Companies Law (As Amended) the Company has no power to:

(a) carry on the business of a Bank or Trust Company without being licensed in that behalf under the provisions of the Banks & Trust Companies Law (2018 Revision); or

(b) to carry on Insurance Business from within the Cayman Islands or the business of an Insurance Manager, Agent, Sub-agent or Broker without being licensed in that behalf under the provisions of the Insurance Law (2010 Revision); or

(c) to carry on the business of Company Management without being licensed in that behalf under the provisions of the Companies Management Law (2018 Revision).

4.2

The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

5.	Company Limited by Shares

The Company is a company limited by shares. The liability of each member is limited to the amount, if any, unpaid on the shares held by such member.

6.	Authorised Shares

The capital of the Company is US$50,000, consisting of 500,000,000 shares, with nominal or par value of US$0.0001 each, of which (i) 254,007,958 Ordinary Shares, with par value of US$0.0001 each, (ii) 24,577,820 Series Angel Preferred Shares, with par value of US$0.0001 each, (iii) 2,161,425 Series A Preferred Shares, with par value of US$0.0001 each, (iv) 77,967,338 Series B-1 Preferred Shares, with par value of US$0.0001 each, (v) 10,902,758 Series B-2 Preferred Shares, with par value of US$0.0001 each, (vi) 5,969,630 Series C-1 Preferred Shares, with par value of US$0.0001 each, (vii) 4,661,482 Series C-2 Preferred Shares, with par value of US$0.0001 each, (viii) 14,727,852 Series D Preferred Shares, with par value of US$0.0001 each, (ix) 594,960 Series E-1 Preferred Shares, with par value of US$0.0001 each, (x) 59,137,229 Series E-2 Preferred Shares, with par value of US$0.0001 each, (xi) 29,938,466 Series E-3 Preferred Shares, with par value of US$0.0001 each, and (xii) 15,353,082 Series E-4 Preferred Shares, with par value of US$0.0001 each. Subject to the provisions of the Companies Law (As Amended) and the Amended and Restated Articles of Association of the Company, the Company shall have power to redeem or purchase any of its shares and to increase, reduce, sub-divide or consolidate the share capital and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7.	Continuation

Subject to the provisions of the Companies Law (As Amended) and the Article of Association of the Company, the Company may exercise the power contained in Section 206 of the Companies Law (As Amended) to deregister in the Cayman Islands and be registered by way of continuation under the laws of any jurisdiction outside the Cayman Islands.

THE CAYMAN ISLANDS

THE COMPANIES LAW

(AS AMENDED)

Ninth Amended and Restated Articles of

Association

of

Ximalaya Inc.

As adopted by special resolution with effect from December 14, 2020

THE CAYMAN ISLANDS

THE COMPANIES LAW (AS AMENDED)

NINTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Ximalaya Inc.

(the “Company”)

As adopted by special resolution with effect from December 14, 2020

1.	Table A

The Table ‘A’ in the First Schedule of The Companies Law (As Amended) shall not apply to this Company and the following shall constitute the Amended and Restated Articles of Association of the Company.

2.	Definitions and Interpretation

2.1

References in these Amended and Restated Articles of Association (“Articles”) to the “Companies Law” shall mean The Companies Law (2020 Revision) (As Amended) of the Cayman Islands and any statutory amendments or re-enactment thereof. In these Articles, save where the content otherwise requires:

“Business” means design, production, distribution and sales of audiobook and, podcasts or other audio and video programs, design and production of advertisements and dissemination of advertisements by its “self-owned media” (自有媒体) (which, for the avoidance of doubt, will be disseminated over PC and mobile platforms, car stereo systems and other smart devices), live broadcasting, and manufacturing and sales of electronic products and relevant hardware in connection with the business of the Group Companies;

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized to be closed in either the PRC, Singapore, the New York City, the Hong Kong Special Administrative Region and the Cayman Islands;

“Directors” and “Board of Directors” means the Directors of the Company for the time being, or as the case may be, the Directors assembled as a board or as a committee thereof, and “Director” means any one of the Directors;

“Founder Director” has the meaning set out in Schedule A attached hereto;

“Investor Director” has the meaning set out in Schedule A attached hereto;

“Material Adverse Effect” means any change, effect, event, occurrence, state of fact or development (including in any relevant Laws) that, individually or together with any one or more changes, effects, events, occurrences, states of facts or developments, has had or could be reasonably expected to have a material adverse effect on (a) the ability of the Company or any Warrantor (as defined in the relevant Share Subscription Agreement) to consummate or perform the transactions contemplated by any Transaction Document in accordance with its terms, (b) the operations, results of operations, financial condition, properties, assets, liabilities, business, financial position or earnings of the Group Companies, taken as a whole, or (c) the enforceability of this Agreement or any other Transaction Document against the Company or any Warrantor (as defined in the relevant Share Subscription Agreement), provided that in no event shall any of the following constitute a Material Adverse Effect: (i) changes affecting the industry in which the Group Companies operate, the economy or financial, credit or securities markets or political conditions generally in the PRC or other countries/areas where the Group Companies conduct business (except where such changes affect the Group Companies to a disproportionate extent); or (ii) with respect to any Series E Preferred Shareholder effects resulting from any breach of the Shareholders Agreement by such Series E Preferred Shareholder.

“Immediate Family Members” means with respect to an individual, such individual’s spouse, parents and children (including adopted children);

“Members” means those persons whose names are entered in the register of members as the holders of shares and includes each subscriber of the Memorandum pending the issue to him of the subscriber share or shares, and “Member” means any one of them;

“Ordinary Resolution” means a resolution:

passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

approved in writing by the Members entitled to vote at a general meeting of the Company whose affirmative votes are required to pass such action as if a general meeting were convened in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“Paid up” means paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

“Register of Members” means the register to be kept by the Company in accordance with Section 40 of the Companies Law;

“Related Party” of a Person (the “Subject Person”) means (a) in the case of a Subject Person who is not a natural person, (i) any direct shareholder of the Subject Person or its Subsidiaries, or any controlling shareholder of such direct shareholder; (ii) any director or officer of the Subject Person or its Subsidiaries or any Relative of such director or officer, (iii) (1) any Relative of a shareholder (who is a natural person) of the Subject Person or its Subsidiaries holding no less than 10% interest of such Subject Person or Subsidiaries or (2) any Immediate Family Member of a shareholder (who is a natural person) of the Subject Person or its Subsidiaries holding less than 10% interest of such Subject Person or Subsidiaries, (iv) any Person Controlled by any shareholder, or director of the Subject Person or its Subsidiaries or (v) any other Affiliate of the Subject Person, and (b) in the case of a Subject Person who is a natural person, any Relative of the Subject Person.

“Relative” of a natural person means the spouse of such person and any parent, grandparent, child, grandchild, sibling, cousin, in-law, uncle, aunt, nephew or niece of such person or spouse.

“Seal” means the Common Seal of the Company (if any) including any facsimile thereof;

“Series B Preferred Director I” has the meaning set out in Schedule A attached hereto;

“Series B Preferred Director II” has the meaning set out in Schedule A attached hereto;

“Series B Preferred Director III” has the meaning set out in Schedule A attached hereto;

“Series B Preferred Director IV” has the meaning set out in Schedule A attached hereto;

“Series B Preferred Director V” has the meaning set out in Schedule A attached hereto;

“Series E-2 Preferred Director I” has the meaning set out in Schedule A attached hereto;

“Series E-2 Preferred Director II” has the meaning set out in Schedule A attached hereto;

“Series E-2 Preferred Director III” has the meaning set out in Schedule A attached hereto;

“Series E-3 Preferred Director” has the meaning set out in Schedule A attached hereto;

“Shares” means shares in the capital of the Company, including a fraction of any of them and “Share” means any one of them;

“Shareholders Agreement” has the meaning set out in Schedule A attached hereto;

“Special Resolution” means a resolution passed in accordance with Section 60 of the Companies Law, being a resolution:

(a) passed by a majority of at least two-thirds of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled, or

(b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“SPV 2” means Shanghai Puchong Huaxi Information Technology Partnership Enterprise (Limited Partnership) (上海普翀华翕信息科技合伙企业（有限合伙）).

“SPV 3” means Shanghai Chuangsi Information Technology Partnership Enterprise (Limited Partnership) (上海创巳信息科技合伙企业（有限合伙）).

2.2

In these Articles, words and expressions defined in the Companies Law shall have the same meaning and, unless otherwise required by the context, (a) the singular shall include the plural and vice versa; (b) the masculine shall include the feminine and the neuter and references to persons shall include companies and all legal entities capable of having a legal existence; (c) “may” shall be construed as permissive and “shall” shall be construed as imperative; (d) a reference to a dollar or dollars (or $) is a reference to dollars of the United States of America; and (e) references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force; and (f) sections 8 and 19 of the Electronic Transactions Law (2003 Revision) shall not apply.

3.	Share Certificates

3.1

Every person whose name is entered as a Member in the Register of Members, shall without payment, be entitled to a share certificate signed by a Director of the Company specifying the share or shares held and the amount paid up thereof, provided that in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one share certificate and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

3.2

If a share certificate is worn out, lost or defaced, it may be renewed on production of the worn out or defaced certificate, or on satisfactory proof of its loss together with such indemnity as the Directors may reasonably require. Any Member receiving a share certificate shall indemnify and hold the Company and its officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession of such a share certificate.

4.	Issue of Shares

4.1

Subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, the unissued shares of the Company (whether forming part of the original or any increased authorised shares) shall be at the disposal of the Directors who may offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration, and upon such terms and conditions as the Directors may determine.

4.2

The Company may in so far as may be permitted by Companies Law, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares. Such commissions may be satisfied by the payment of cash or the issuance of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

5.	Variation of Rights Attaching to Shares

5.1

Subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, if at any time the share capital of the Company is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) under these Articles may be varied or abrogated with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of the class. To every such separate general meeting the provisions of these Articles relating to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be at least one person holding or representing by proxy at least two-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

5.2

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not in any event be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or in priority thereto, or by the redemption or purchase of shares of any class by the Company.

5.3	The Company shall not issue shares to bearer form.

6.	Transfer of Shares

6.1

Subject to such of the restrictions of Schedule A attached hereto and the Shareholders Agreement as may be applicable, any Member may transfer all or any of his shares by an instrument in writing in any usual or common form or any other form which the Directors may approve or on behalf of the transferor and if in respect of a nil or partly paid up share or if so required by the Directors shall also be executed on behalf of the transferee and shall be accompanied by the certificate of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members in respect thereof.

6.2

The Directors may, in their reasonable discretion, decline to register any transfer of any share, whether or not it is a fully paid share; provided, however, that the Directors may not decline to register the transfer of a share if such transfer does not contravene the Transaction Documents (as defined in Schedule A attached hereto). If the Directors refuse to register a transfer they shall within seven (7) days of the date on which the transfer was lodged with the Company send to the transferor and transferee notice of the refusal which shall set forth the reason of refusal in reasonable details.

6.3

All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Directors may decline to register shall (except in any case of fraud) be returned to the person depositing the same.

6.4

The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty-five (45) days in any year.

7. Transmission of Shares

7.1

In case of the death of a Member, the survivor or survivors, or the legal personal representatives of the deceased survivor, where the deceased was a joint holder, and the legal personal representatives of the deceased, where he was a sole holder, shall be the only persons recognized by the Company as having any title to the shares.

7.2

Any person becoming entitled to a share in consequence of the death, bankruptcy, liquidation or dissolution of a Member shall, upon such evidence being produced as may from time to time be properly required by the Directors, and subject as hereinafter provided, elect either to be registered himself as holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy, as the case may be.

7.3

A person becoming entitled to a share by reason of the death, bankruptcy, liquidation or dissolution of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

8.	Redemption and Purchase of Own Shares

8.1	Subject to the provisions of the Companies Law, the Company may:

(a)

issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company on such terms and in such manner as the Directors may determine before the issue of such shares;

(b)	purchase its own shares (including any redeemable shares) on such terms and in such manner as the Directors may determine and agree with the Member; and

(c)	make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Companies Law, including out of capital.

8.2

Subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, a share which is liable to be redeemed by the Company shall be redeemed by the Company giving to the Member notice in writing of the intention to redeem such shares (a “Redemption Notice”) and specifying the date of such redemption which must be a day on which banks in the Cayman Islands are open for business.

8.3

Any share in respect of which a Redemption Notice has been given and the related redemption or repurchase price has been fully paid shall not be entitled to participate in the profits of the Company in respect of the period after the latter of (i) the date specified as the date of redemption in the Redemption Notice and (ii) the date that the related redemption or repurchase price has been fully paid.

8.4

Subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, the redemption or purchase of any share shall not be deemed to give rise to the redemption or purchase of any other share.

8.5

At the date specified in the Redemption Notice, or the date on which the shares are to be purchased, the holder of the shares being redeemed or purchased shall be bound to deliver up to the Company at its Registered Office the certificate thereof for cancellation and thereupon the Company shall pay to him the redemption or purchase moneys in respect thereof and the Regular of Members shall be updated to record the redemption or repurchase of the shares.

8.6

The Directors may when making payments in respect of redemption or purchase of shares, if authorised by the terms of issue of the shares being redeemed or purchased or with the agreement of the holder of such shares, make such payment either in cash or in specie.

9.	Fractional Shares

The Directors may issue fractions of a share of any class of shares, and, if so issued, a fraction of a share (calculated to three decimal points) shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole share of the same class of shares. If more than one fraction of a share of the same class is issued to or acquired by the same Member such fractions shall be accumulated. For the avoidance of doubt, in these Articles the expression “share” shall include a fraction of a share.

10.	Lien

10.1

The Company shall have a first priority lien and charge on every share (not being a fully paid up share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first priority lien and charge on all shares (other than fully paid up shares) registered in the name of a member for all moneys presently payable by him or his estate to the Company, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of these Articles. The Company’s lien, if any, on a share shall extend to all dividends and other moneys payable in respect thereon.

10.2

The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the persons entitled thereto of which the Company has notice, by reason of his death or bankruptcy, winding up or otherwise by operation of Companies Law or court order.

10.3

To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

10.4

The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the date of the sale.

11.	Calls on Shares

11.1

The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise), and each Member shall (subject to receiving at least fourteen (14) days’ notice in writing specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. The non-receipt of a notice of any call by, or the accidental omission to give notices of a call to, any Members shall not invalidate the call. A call may be revoked or postponed as the Directors may determine.

11.2	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

11.3

If a sum called in respect of a share is remain unpaid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of the actual payment at such rate not exceeding 10 percent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

11.4

Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in case of non-payment all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

11.5

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

11.6	The Directors may make arrangements on the issue of shares, differentiate between the Members, as to the amount of calls to be paid and the times of payment.

11.7

The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate not exceeding ten percent (10%) per annum (unless the Company in general meeting shall otherwise direct), as may be agreed between the Directors and the Member paying the sum in advance.

12.	Forfeiture of Shares

12.1

If a Member fails to pay any call or instalment of a call with any interest on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice in writing on him requiring payment of so much of the call or instalment as is unpaid, together with any interest accrued and expenses incurred by the reason of such non-payment.

12.2

The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of the service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

12.3

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect and such forfeiture shall extend to all dividends declared in respect of the share so forfeited but not actually paid before such forfeiture.

12.4

A forfeited share may be sold, cancelled or otherwise disposed of on such terms and in such manner as the Directors in their absolute discretion think fit, and at any time before a sale, cancellation or disposition the forfeiture may be cancelled on such terms as the Directors in their absolute discretion think fit.

12.5

A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the fully paid up amount of the shares.

12.6

A statutory declaration in writing that the declarant is a Director of the Company, and that a share in the Company has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

12.7

When any shares have been forfeited, an entry shall be made in the Register of Members recording the forfeiture and the date thereof, and so soon as the shares so forfeited have been sold or otherwise disposed of, an entry shall be made of the manner and date of the sale or disposal thereof.

12.8

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum, which by the terms of issue of a share, becomes due and payable at any time, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

13.	Alteration of Share Capital

13.1

Subject to the provisions of the Companies Law, Schedule A attached hereto and the Shareholders Agreement, the Company may from time to time by Special Resolution increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.

13.2	Subject to the provisions of the Companies Law, Schedule A attached hereto and the Shareholders Agreement, the Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)

subdivide its existing shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

(c)

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled; and

(d)	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination.

13.3	Unless otherwise required by Companies Laws, subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, the Company may by Special Resolution:

(a)

reduce its share capital and any capital redemption reserve in any manner authorised and consent required by Companies Law (other than any redemption or repurchase conducted in accordance with the Transaction Documents); or any increase or reduction of the registered capital of any Group Company (other than any redemption or repurchase conducted in accordance with the Transaction Documents or Ordinary Shares issued to the Preferred Shareholders upon conversion of the Preferred Shares) ;

(b)

any consent to any proceeding seeking liquidation, winding up, dissolution, merger, reorganization, split-up, suspension of business, change of control of any Group Company, except for an Approved Sale;

(c)

any amendment or modification to, or termination of the Memorandum and Articles of the Company, or the articles of association or any other constitutional documents of any other Group Company, other than those required to effect any conversion or exercise of the Outstanding Convertible Securities or those required to effect any redemption or repurchase conducted in accordance with the Transaction Documents; and

(d)	approve any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any series of Preferred Shares.

provided that, where any Special Resolution is required to approve any of the matters referred to in this Section 13.3 and such matter has not received the approval of the Shareholders as required by Section 5.7 of Schedule A attached hereto, the Shareholders who vote against the Special Resolution shall have the number of votes equal to (i) the votes of all Shareholders who vote for the resolution, plus (ii) one.

14. Closing Register of Members or Fixing Record Date

14.1

For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the first day of the closure of the Register of Members.

14.2

In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

14.3

If the Register of Members is not so closed and no record date is fixed for the determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

15.	General Meeting of Members

15.1

The Directors, whenever they consider necessary or desirable, may convene meetings of the Members of the Company. The Directors shall convene a meeting of Members upon the written requisition of any Members or Members entitled to attend and vote at general meeting of the Company who hold not less than ten percent (10%) of the paid up voting share capital of the Company in respect to the matter for which the meeting is requested, deposited at the registered office of the Company specifying the objects of the meeting for a date no later than twenty-one (21) days from the date of deposit of the requisition signed by the requisitionists. If the Directors do not convene such meeting for a date not later than thirty (30) days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors shall be reimbursed to them by the Company.

15.2

If at any time there are no Directors of the Company, any two Members (or if there is only one Member then that Member) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

16.	Notice of General Meetings

16.1

At least seven (7) days’ notice counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and, in case of special business, the general nature of that business, shall be given in manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such persons as are, under these Articles, entitled to receive such notices from the Company.

16.2

Notwithstanding the aforesaid Article, a meeting of Members is held in contravention of the requirement to give notice shall be deemed to have been validly held if the consent of the Members (or their proxies) whose approval is required to approve the subject matters at such particular meeting, that meeting may be convened by such shorter notice or without notice and in such manner as those Members may think fit.

16.3	The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

17.	Proceedings at General Meetings

17.1

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Save as otherwise provided by Schedule A attached hereto or the Shareholders Agreement, a quorum shall consist of one or more Members present in person or by proxy holding at least a majority of the paid up voting share capital of the Company. If the Company has only one Member, that only Member present in person or by proxy shall be a quorum for all purposes.

17.2

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may decide, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Member or Members present and entitled to vote shall be a quorum.

17.3

At every meeting any Director nominated by Founders shall be the chairman (the “Chairman”). If such Director fails to preside as a Chairman for any reason, then the person representing the greatest number of voting shares present at the meeting shall preside as Chairman or nominate any other person present at the meeting to preside as Chairman, failing which the oldest individual representing a Member present at the meeting shall take the chair.

17.4

The Chairman may, with the consent of any meeting, at which a quorum is present (and shall if so directed by the meeting) adjourn any meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten (10) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

17.5

Subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, all business carried out at a general meeting shall be deemed special with the exception of declaring a dividend, the consideration of the accounts, balance sheets, and reports of the Directors and the Company’s auditors and the appointment and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Members entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

17.6

Any one or more Members may participate in a general meeting by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participating by such means shall constitute presence in person at a meeting. A resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

18.	Votes of Members

18.1

Subject to any rights and restrictions for the time being attached to any class or classes of shares pursuant to Schedule A attached hereto and the Shareholders Agreement, on a show of hands every Member present in person and every person representing a Member by proxy shall at a general meeting of the Company have one vote and on a poll every Member and every person representing a Member by proxy shall have one vote for each share of which he or the person represented by proxy is the holder.

18.2

At any general meeting an Ordinary Resolution or a Special Resolution put to the vote of the meeting shall be decided on a show of hands by the requisite majorities, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman or one or more Members present in person or by proxy entitled to vote and who together hold not less than ten percent (10%) of the paid up voting share capital of the Company. Unless a poll is so demanded, a declaration by the Chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution.

18.3

If a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

18.4

A poll demanded on the election of a Chairman of a meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the meeting directs, and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

18.5

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

18.6

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

18.7

No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company held by him and carrying the right to vote have been paid.

19.	Members’ Proxies

19.1

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member of the Company. An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

19.2

On a poll votes may be given either personally or by proxy. The instrument appointing a proxy shall be deposited at the Registered Office or at such other place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

20.	Corporations Acting by Representatives at Meetings

Any corporation or other form of corporate legal entity which is a Member or a Director of the Company may, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Members or any class of Members of the Company or of the Board of Directors or of a Committee of Directors, and the person so authorized shall be entitled to exercise the same powers on behalf of such corporation which he represents as that corporation could exercise if it were an individual Member or Director of the Company.

21.	Directors

21.1	Subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, the Company may by Ordinary Resolution appoint any person to be a Director.

21.2	Subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, a Director shall hold office until such time as he is removed from office by the Company by Ordinary Resolution.

21.3	Unless and until otherwise determined by an Ordinary Resolution of the Company, the Directors shall not be less than one in number, and there shall be no maximum number of Directors.

21.4	The remuneration of the Directors shall from time to time be determined by the Company by Ordinary Resolution.

21.5	Subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, no share qualification shall be required for Directors.

21.6

Subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, the Directors shall have power at any time and from time to time to appoint any other person as a Director, either to fill a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by the Company by Ordinary Resolution.

22.	Alternate Director

22.1

Any Director may in writing appoint another Director or another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present and may, at any time in writing, revoke the appointment of an alternate appointed by him. Every such alternate shall be entitled to be given notice of meetings of the Directors and to attend and vote thereat as a Director at any such meeting at which the person appointing him is not personally present and generally at such meeting to have and exercise all the powers, right, duties and authorises of the Director appointing him.

22.2

An alternate shall not be an officer of the Company and shall be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them. If a Director shall die or cease to hold the office of Director, the appointment of his alternate shall thereupon cease and terminate.

22.3

Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

23.	Officers

23.1

The Directors of the Company may, by resolution of Directors, appoint officers of the Company at such times as shall be considered necessary or expedient, and such officers may consist of a president, one or more vice presidents, a secretary, and a treasurer and/or such other officers as may from time to time be deemed desirable. The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modifications in such duties as may be prescribed by the Directors thereafter, but in the absence of any specific allocation of duties it shall be the responsibility of the president to manage the day to day affairs of the Company, the vice presidents to act in order of seniority in the absence of the president, but otherwise to perform such duties as may be delegated to them by the president, the secretary to maintain the registers, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

23.2

Any person may hold more than one office and no officer need be a Director or Member of the Company. The officers shall remain in relevant office until removed from the said office by the Directors, whether or not a successor is appointed.

23.3	Any officer who is a body corporate may appoint any person its duly authorised representative for the purpose of representing it and of transacting any of the business of the officers.

24.	Powers and Duties of Directors

24.1

Subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, the business of the Company shall be managed by the Directors who may pay all expenses incurred preliminary to and in connection with the setup and registration of the Company, and may exercise all such powers of the Company necessary for managing and for directing and supervising, the business affairs of the Company as are not required by the Companies Law or by these Articles required to be exercised by the Members subject to any delegation of such powers as may be authorised by these Articles and permitted by the Companies Law and to such requirements as may be prescribed by resolution of the Members, but no requirement made by resolution of the Members shall prevail if it was inconsistent with the provisions of Schedule A attached hereto or the Shareholders Agreement, nor shall such resolution invalidate any prior act of the Directors which would have been valid if such resolution had not been made.

24.2

The Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

24.3

Subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property, assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

25.	Committees of Directors

25.1

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

25.2

The Directors may establish any committees, local boards or agencies for managing any of the businesses and affairs of the Company, and may appoint any persons to be members of such committees, local boards, managers or agents for the Company and may fix their remuneration and may delegate to any committees, local board, manager or agent any of the powers, authorities and discretions vested in the Directors, with the power to sub-delegate, and may authorise the members of any committees, local boards or agencies, or any of them, to fill any vacancies therein and to act notwithstanding vacancies, and any such appointment and delegation may be made upon such terms and subject to such conditions as the Directors may think fit, and the Directors may remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

26.	Disqualification of Directors

The office of Director shall be automatically vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is convicted of an arrestable offence; or

(e)	dies.

27.	Proceedings of Directors

27.1	The meetings of the Board of Directors and any committee thereof shall be held at such place or places as agreed by a simple majority of the Directors.

27.2

Subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, any Director nominated by Founders shall be the chairman of the meeting of the Directors. If such Director fails to preside as a chairman for any reason, then such Director is entitled to nominate any other person present at the meeting to preside as Chairman, failing which the eldest Director present at the meeting shall preside as the chairman of the meeting.

27.3

Subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, (a) the Directors may meet together (either within or outside of the Cayman Islands) for the dispatch of business, adjourn and otherwise regulate their meetings and proceedings as they think fit, and (b) questions arising at any meeting shall be decided by a majority of votes. In case of an equality in votes the chairman shall not have a second or casting vote. A meeting of the Board of Directors may be called by any Director by giving notice in writing to the chairman of their meetings specifying the date, time and agenda for such meeting. The chairman shall, promptly following receipt of such notice, deliver a copy of such notice to each Director and each Member, accompanied by a written agenda specifying the business of such meeting and copies of all documents and materials relevant for such meeting. Not less than seven (7) days prior written notice shall be given to all Directors; provided, that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to Section 27.5 and (ii) may be reduced with the consent of all the Directors. If the Company shall have only one Director, the provisions hereinafter contained for meetings of the Directors shall not apply but such sole Director shall have full power to represent and act for the Company in all matters and in lieu of minutes of a meeting shall record written resolutions and sign as a resolution of the Directors. Such note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

27.4

Directors may participate in board meetings by telephone or video conferencing or any other means of contemporaneous communication; provided, that each Director taking part in the meeting is able to hear each other Director taking part and; provided, further, that each Director must acknowledge his or her presence for the purpose of the meeting and any Director not doing so shall not be entitled to speak or vote at the meeting. Such participation shall constitute presence for purposes of the quorum. A Director may not leave the meeting by disconnecting his or her telephone or other means of communication unless he or she has notified other directors in the meeting and a Director shall conclusively be presumed to have been present and formed part of the quorum at all times during the meeting unless he or she has notified other directors in the meeting to leave the meeting as aforesaid.

27.5

The quorum meetings of the Board shall require a quorum of at least a majority of the Directors (including the majority of the Investor Directors). If such a quorum is not present within sixty minutes after the time appointed for the meeting, the meeting shall be adjourned to the same place and at the same day and time the following week (or if such day is not a Business Day, at the same time on the following Business Day), at which meeting the Directors present shall constitute a valid quorum whether or not any Investor Director or any Founder Director is present; provided, that written notice of such adjourned meeting shall have been delivered to all Directors at least five (5) days prior to the date of such adjourned meeting.

27.6

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

27.7

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

27.8	The Directors shall cause to be entered and kept in books or files provided for the purpose minutes or memoranda of the following (where applicable):

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors, and any alternate Director who is not also a Director, present at each meeting of the Directors and of any committee of the Directors; and

(c)

all resolutions and proceedings of all meetings of the Members, all meetings of the Directors and all meetings of committees and, where the Company has only one Member and/or one Director, all written resolutions of the decisions of the sole Member and/or the sole Director;

and any such minutes or memoranda of any meeting or decisions of the Directors, or any committee, or of the Company, if purporting to be signed by the chairman of such meeting, or by the chairman of the next succeeding meeting, shall be receivable as prima facie evidence of the matters stated therein.

27.9

When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

27.10

Subject to the provisions of Schedule A attached hereto and the Shareholders Agreement, a resolution in writing signed by all of the Directors for the time being shall be as valid and effectual for all purposes as a resolution of the Directors passed at a meeting of the Directors duly called and constituted. Such resolution in writing may consist of several documents each signed by one or more of the Directors.

27.11

The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to the Articles of the Company as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

27.12

A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within 15 minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of their meetings.

27.13

A committee appointed by the Directors may meet and adjourn as it thinks fit. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

27.14

All acts done bona fide by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it was afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

28.	Dividends

28.1

Subject to any rights and restrictions for the time being attached to any class or classes of shares and the Shareholders Agreement, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares of the Company in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

28.2

Subject to any rights and restrictions for the time being attached to any class or classes of shares, the Company may by Ordinary Resolution declare final dividends, but no dividend shall exceed the amount recommended by the Directors.

28.3

The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution of the Company such sums as they think proper as a reserve or reserves which shall, at the absolute discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and may pending such application, in the Directors’ absolute discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit.

28.4	No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Law, the share premium account.

28.5

Any dividend may be paid by cheque or warrant sent through the post directed to the registered address of the Member or person entitled thereto (or in case of joint holders, to the registered address of any one of such joint holders whose name stands first on the Register of Members of the Company in respect of the joint holding) or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent, but in any event the Company shall not be liable or responsible for any cheque or warrant lost in transmission nor for any dividend, bonus, interest or other monies lost to the Member or person entitled thereto by the forged endorsement of any cheque or warrant. Any payment of the cheque or warrant by the Company’s banker on whom it is drawn shall be a good discharge to the Company.

28.6	The Directors when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie.

28.7

Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of these Articles as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid but if any share is issued on terms providing that it shall rank for dividend as from a particular date that share shall rank for dividend accordingly.

28.8	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

28.9	No dividend shall bear interest against the Company.

29.	Accounts and Audit

29.1	The Directors shall cause books of account relating to the Company’s affairs to be kept in such manner as may be determined from time to time by the Directors.

29.2	The books of account shall be kept at the registered office of the Company, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

29.3

The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Companies Law or authorised by the Directors or by the Company by Ordinary Resolution.

29.4

The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions the records, documents and registers of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any records, documents or registers of the Company except as conferred by the Companies Law or authorised by resolution of the Directors.

30.	Capitalisation of Profits

30.1

Subject to the Companies Law, the provisions of Schedule A attached hereto and the Shareholders Agreement, the Directors may, with the authority of an Ordinary Resolution, resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts (including a share premium account and capital redemption reserve), or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sum be set free for distribution, amongst the Members who would have been entitled thereto if distributed by way of dividend and in the same proportion, on condition that the same be not paid in cash but be applied either in or towards paying up any amounts (if any) for the time being unpaid on any shares held by such Members respectively, or paying up in full unissued shares or debentures of the Company to be allotted and distributed credited as fully paid up to and amongst such Members in the proportion aforesaid or partly in the one way and partly in the other. Provided that a share premium account and a capital redemption reserve fund may, for the purposes of these Articles, only be applied in the paying up of unissued shares to be allotted to Members of the Company as fully paid bonus shares.

30.2

Whenever such a resolution as aforesaid shall have been passed the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issues of fully paid shares or debentures, if any and generally shall do all acts and things required to give effect thereto, with full power to the Directors to make such provision by the issue of fractional shares and, if required, share certificates by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions, and also to authorise any person to enter on behalf of all the Members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalisation, or as the case may require, for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such Members.

31.	Share Premium Account

31.1

The Board of Directors shall in accordance with the Companies Law establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share.

31.2

There shall be debited to any share premium account on the redemption or purchase of a share the difference between the nominal or par value of such share and the redemption or purchase price provided always that at the discretion of the Board of Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

32.	Indemnity

Subject to the provisions of the Companies Law and in the absence of fraud or wilful default, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, managing director, agent, auditor, secretary and other officer for the time being of the Company; or

(b)

is or was, at the request of the Company, serving as a Director, managing director, agent, auditor, secretary and other officer for the time being of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

33.	Notices

33.1

Notice shall be in writing and may be given by the Company or by the person entitled to give notice to any Member (a) by hand delivery, (b) by facsimile or email, (c) by mail as air mail or certified mail, receipt requested, postage prepaid and addressed to such Member or (d) by overnight delivery service, postage prepaid, addressed to such Member at such Member’s address as appearing in the Register of Members. For a notice by facsimile or email, the Company or the person entitled to give notice shall promptly confirm such notice by telephone to such Member to whom such communication was addressed but the absence of such confirmation shall not affect the validity of any such notice. Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail. A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder first named in the Register of Members in respect of the share.

33.2

Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

33.3

Any notice, if served by (a) post, shall be deemed to have been served five (5) days after the time when the letter containing the same is posted and if served by courier, shall be deemed to have been served five (5) days after the time when the letter containing the same is delivered to the courier or, (b) facsimile, shall be deemed to have been served upon confirmation of receipt or (c) electronic mail, shall be deemed to have been served upon confirmation of receipt, or (d) recognised delivery service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service provider.

33.4

A notice may be given by the Company to the persons entitled to a share in consequence of the death, bankruptcy or insolvency of a Member by sending it through the post in a prepaid letter, by airmail if appropriate addressed to them by name or by the title of representatives of the deceased or assignee or trustee of the bankrupt or insolvent or by a like description at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or, until such an address has been so supplied, by giving the notice in any manner in which the same might have been given if the death, bankruptcy or insolvency had not occurred.

33.5	Notice of every general meeting shall be given in the manner hereinbefore authorised to:

(a)

all Members who have a right to receive notice and who have supplied the Company with an address for the giving of notices to them and in case of joint holder, the notice shall be sufficient if given to the first named joint holder in the Register of Members; and

(b)	every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notice of general meetings.

34.	Seal

34.1

The Directors shall provide for the safe custody of the Seal of the Company. The Seal when affixed to any instrument shall be witnessed by a Director or the secretary or officer of the Company or any other person so authorised from time to time by the Directors or of a committee of the Directors authorised by the Directors on that behalf. The Directors may provide for a facsimile or digital or electronic copy of the Seal and approve the signature of any Director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal has been affixed to such instrument and the same had been signed as hereinbefore described.

34.2

Notwithstanding the foregoing, a director or officer, representative or attorney of the Company shall have the authority to affix the Seal, or a duplicate of the Seal, over his signature alone on any instrument or document required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

35.	Winding Up

35.1

Subject to the provisions of the Companies Law, Schedule A attached hereto and the Shareholders Agreement, if the Company shall be wound up the liquidator may, with the sanction of an Special Resolution of the Company and any other sanction required by the Companies Law, divide amongst the Members in specie or cash the whole or any part of the assets of the Company whether they shall consist of property of the same kind or not and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributors as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

35.2

Without prejudice to the rights of holders of shares issued upon special terms and conditions, if the Company shall be wound up, and the assets available for distribution among the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid-up, or which ought to have been paid-up, at the commencement of the winding up on the shares held by them respectively. If on a winding up the assets available for distribution among the Members shall be more than sufficient to repay the whole of the capital paid-up at the commencement of the winding up, the excess shall be distributed among the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively.

36.	Registration By Way of Continuation

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to these Articles. The Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken in accordance to the Companies Law to effect the transfer by way of continuation of the Company.

SCHEDULE A

This Schedule A is an attachment to the main body of the Memorandum and Articles and forms a part of the Memorandum and Articles. All provisions set out in the main body of the Memorandum and Articles shall be read in conjunction with and shall be subject to the terms set out in this Schedule A. In the event of any conflict between the provisions set out in the main body of the Memorandum and Articles and the provisions set out in this Schedule A, the provisions set out in this Schedule A shall prevail. In the event of any conflict between the provisions set out in the Memorandum and Articles (including this Schedule A) and the provisions set out in the Shareholders Agreement, the provisions set out in the Shareholders Agreement shall prevail.

Rights, Preferences and Privileges of the Preferred Shares

A series of preferred shares, which consist of 24,577,820 shares with a par value of US$0.0001 each, shall be designated as “series Angel preferred shares” (the “Series Angel Preferred Shares”), a series of preferred shares, which consists of 2,161,425 shares with a par value of US$0.0001 each, shall be designated as “series A preferred shares”(the “Series A Preferred Shares”), a series of preferred shares with a par value of US$0.0001 each, which consists of 77,967,338 shares with a par value of US$0.0001 each, shall be designated as “series B-1 preferred shares”(the “Series B-1 Preferred Shares”), a series of preferred shares with a par value of US$0.0001 each, which consists of 10,902,758 shares with a par value of US$0.0001 each, shall be designated as “series B-2 preferred shares”(the “Series B-2 Preferred Shares”, together with Series B-1 Preferred Shares, the “Series B Preferred Shares”), a series of preferred shares, which consists of 5,969,630 shares with a par value of US$0.0001 each, shall be designated as “series C-1 preferred shares”(the “Series C-1 Preferred Shares”), a series of preferred shares, which consists of 4,661,482 shares with a par value of US$0.0001 each, shall be designated as “series C-2 preferred shares”(the “Series C-2 Preferred Shares” , together with Series C-1 Preferred Shares, the “Series C Preferred Shares”), a series of preferred shares, which consists of 14,727,852 shares with a par value of US$0.0001 each, shall be designated as “series D preferred shares” (the “Series D Preferred Shares”), a series of preferred shares, which consists of 594,960 shares with a par value of US$0.0001 each, shall be designated as “series E-1 preferred shares”(“Series E-1 Preferred Shares”), a series of preferred shares, which consists of 59,137,229 shares with a par value of US$0.0001 each, shall be designated as “series E-2 preferred shares” (“Series E-2 Preferred Shares”), a series of preferred shares, which consists of 29,938,466 shares with a par value of US$0.0001 each, shall be designated as “series E-3 preferred shares” (“Series E-3 Preferred Shares”), a series of preferred shares, which consists of 15,353,082 shares with a par value of US$0.0001 each, shall be designated as “series E-4 preferred shares” (“Series E-4 Preferred Shares”, together with Series E-1 Preferred Shares, Series E-2 Preferred Shares and Series E-3 Preferred Shares, the “Series E Preferred Shares”; and the Series E Preferred Shares together with Series Angel Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, collectively, the “Preferred Shares”). The rights, preferences and privileges granted to and imposed on the Preferred Shares are as set forth in this Schedule A.

All references in this Schedule A to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of this Schedule A unless explicitly stated otherwise. Capitalised terms that are not defined in this Schedule A shall bear the same meanings as those given in the Memorandum and Articles. In addition, the following definitions shall apply to this Schedule A:

“Affiliate”	has the meaning set forth in the Shareholders Agreement.

“Applicable Conversion Price”	means (i) with respect to Series Angel Preferred Shares, the Series Angel Conversion Price, (ii) with respect to Series A Preferred Shares, the Series A Conversion Price, (iii) with respect to Series B-1 Preferred Shares, the Series B-1 Conversion Price, (iv) with respect to Series B-2 Preferred Shares, the Series B-2 Conversion Price, (v) with respect to Series C-1 Preferred Shares, the Series C-1 Conversion Price, (vi) with respect to Series C-2 Preferred Shares, the Series C-2 Conversion Price, (vii) with respect to Series D Preferred Shares, the Series D Conversion Price, (viii) with respect to Series E-1 Preferred Shares, the Series E-1 Conversion Price, (ix) with respect to Series E-2 Preferred Shares, the Series E-2 Conversion Price, (x) with respect to Series E-3 Preferred Shares, the Series E-3 Conversion Price, and (xi) with respect to Series E-4 Preferred Shares, the Series E-4 Conversion Price.

“Applicable Preferred Share Purchase Price”	means, (i) with respect to Series A Preferred Shares, the Series A Preferred Share Purchase Price, (ii) with respect to Series B-1 Preferred Shares, the Series B-1 Preferred Share Purchase Price, (iii) with respect to Series B-2 Preferred Shares, the Series B-2 Preferred Share Purchase Price, (iv) with respect to Series C-1 Preferred Shares, the Series C-1 Preferred Share Purchase Price, (v) with respect to Series C-2 Preferred Shares, the Series C-2 Preferred Share Purchase Price, (vi) with respect to Series D Preferred Shares, the Series D Preferred Share Purchase Price, (vii) with respect to Series E-1 Preferred Shares, the Series E-1 Preferred Share Purchase Price, (viii) with respect to Series E-2 Preferred Shares, the Series E-2 Preferred Share Purchase Price; (ix) with respect to Series E-3 Preferred Shares, the Series E-3 Preferred Share Purchase Price (ix) with respect to Series E-4 Preferred Shares, the Series E-4 Preferred Share Purchase Price.

“Approved Sale”	has the meaning set forth in Section 6.1 of the Shareholders Agreement.

“Board”	means the Company’s board of directors.

“CIIF”	means China Internet Investment Fund LLP (中国互联网投资基金（有限合伙）), and any Affiliate thereof to whom Equity Securities are transferred to the extent such Person remains an Affiliate of China Internet Investment Fund LLP (中国互联网投资基金（有限合伙）) and a Shareholder of the Company.

“CIIF Option”	has the meaning set forth in the Shareholders Agreement.

“CIIF Share Subscription Agreement”	has the meaning set forth in the Shareholders Agreement.

“Company”	means Ximalaya Inc.

“Control”	has the meaning set forth in the Shareholders Agreement.

“Control Documents”	means all of the contracts and other documents signed by, inter alios, the WFOE, the Domestic Company, Tianbo, and their respective equity holders that provide Control (financially, operationally or otherwise) to the WFOE over the Domestic Company and Tianbo (and any other similar contracts or documents entered or to be entered into by the Group Companies through which a Group Company (the “Controller”) Controls (financially, operationally or otherwise) another Group Company (the “Controlled Company”) and the financial results for such Controlled Company shall be consolidated into the consolidated financial statements for the Company even though the Controller does not have any equity interest in the Controlled Company), including, (i) the Exclusive Call Option Contract(s) (《独家购买权合同》), (ii) the Exclusive Business Cooperation Agreement(s) (《独家业务合作协议》), (iii) the Equity Pledge Agreement(s) (《股权质押协议》), (iv) the Power of Attorney(s) (《授权委托书》); and (v) the Spouse Consent Letter(s) (《配偶同意函》), each as amended, supplemented and restated from time to time as approved in accordance with the Shareholders Agreement.

“Conversion Date”	means, (i) in the case of an exercise of the conversion right of the Preferred Shares, the Business Day immediately following the day on which a Conversation Notice has been deposited with the Company in full compliance with the procedures set forth in Section 4.1; or (ii) in the case of an automatic conversion in accordance with Section 4.3, the date of the closing of a Qualified IPO.

“Conversion Notice”	has the meaning set forth in Section 4.5(e).

“Conversion Price”	has the meaning set forth in Section 4.1.

“Conversion Shares”	has the meaning set forth in Section 4.3.

“Domestic Company”	means Shanghai Ximalaya Technology Co., Ltd (上海喜马拉雅科技有限公司), a limited company incorporated and existing under the Laws of the PRC.

“Equity Securities”	means any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of the Company, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to the equity securities of the Company, or any contract of any kind for the purchase or acquisition from the Company of any of the foregoing, either directly or indirectly.

“ESOP”	means the employee share option plan of the Company duly adopted by the Board on December 27, 2019, as duly amended from time to time in accordance with the Shareholders Agreement.

“Founders”	has the meaning set forth in the Shareholders Agreement.

“Founder Director”	means any Founder who serves as a Director.

“GA”	means General Atlantic Singapore XMYA Pte. Ltd. and any Affiliate thereof to whom Equity Securities of the Company are transferred to the extent such Person remains an Affiliate of GA and a Shareholder of the Company.

“Group Company”	has the meaning ascribed to it in the Shareholders Agreement; and collectively, the “Group Companies” or the “Group”.

“Investor Director”	has the meaning set forth in Section 5.2 (g).

“Liquidation Event”

means, unless otherwise waived by the Majority Preferred Shareholders (including the Majority Series E-2 Preferred Shareholders and the Majority of Series E-3 and E-4 Preferred Shareholders), any of the following events:

(i) any liquidation, dissolution or winding-up of the Company or one or more Significant Subsidiaries, whether voluntary or involuntary;

(ii) any consolidation, reorganization, amalgamation or merger, in a single transaction or series of related transactions, of the Company, with or into any Person, or any other corporate reorganization or scheme of arrangement or other business combination, including a sale or acquisition of Equity Securities of the Company, in which the Shareholders of the Company immediately before such transaction or series of related transactions own less than fifty percent (50%) of the direct or indirect voting power of the surviving or acquiring entity (or its parent) immediately after such transaction or series of related transactions (excluding any transaction or series of related transactions effected solely for tax purposes or to change the Company’s domicile);

(iii) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Group Companies taken as a whole, or an exclusive licensing of all or substantially all of the intellectual properties of the Group Companies taken as a whole, in a single transaction or series of related transactions, or similar arrangements resulting in a similar effect;

(iv) any Approved Sale; or

(v) any termination of the Control Documents.

“Majority Preferred Shareholders”	means the holders of more than fifty percent (50%) voting power of the outstanding Preferred Shares, voting as a single class and on an as-converted basis.

“Majority Series E Preferred Shareholders”	means the holders of more than fifty percent (50%) of the aggregate voting power of the outstanding Series E-2 Preferred Shares, Series E-3 Preferred Shares and Series E-4 Preferred Shares, voting together as a single class and on an as-converted basis.

“Majority Series E-2 Preferred Shareholders”	means the holders of more than fifty percent (50%) of the aggregate voting power of the outstanding Series E-2 Preferred Shares, voting together as a single class and on an as-converted basis.

“Majority Series E-3 Preferred Shareholders”	means the holders of more than fifty percent (50%) of the aggregate voting power of the outstanding Series E-3 Preferred Shares, voting together as a single class and on an as-converted basis.

“Majority of Series E-3 and E-4 Preferred Shareholders”	means the holders of more than fifty percent (50%) of the aggregate voting power of the outstanding Series E-3 Preferred Shares and Series E-4 Preferred Shares, voting together as a single class and on an as-converted basis.

“New Shares”

means any Equity Securities issued after the Series E-3 Closing, provided, however, that the term “New Shares” does not include:

(i) any Ordinary Shares, or any options to acquire such Ordinary Shares, intended to be issued pursuant to the ESOP;

(ii) any Equity Securities issued pursuant to any share dividend, distribution, share split, share consolidation, or other similar event of the Company that does not change the relative shareholding percentage of the Shareholders;

(iii) any options or warrants that have been duly issued or granted as of the date of the Second Amended and Restated Shareholders Agreement of the Company (i.e. Duofangbu Warrant (as defined in the Shareholders Agreement) and CIIF Option), and any Shares issued upon exercise of the aforementioned options or warrants without taking into account any amendments, restatements and/or supplements thereto that will affect the number of shares to be issued pursuant thereto;

(iv) Ordinary Shares issued to the Preferred Shareholders upon conversion of the Preferred Shares;

(v) shares of the Company issued in the Qualified IPO of the Company; and

(vi) up to 23,950,773 Series E-3 Preferred Shares (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events) issued under the Post-closing E-3 Financing (for avoidance of any doubt, including Qualified E-3 Warrants).

“Non-requesting Preferred Shareholder”	has the meaning set forth in Section 3.3.

“Optional Conversion Shares”	has the meaning set forth in Section 4.2.

“Ordinary Shares”	means the ordinary shares of the Company and each with a par value US$0.0001.

“Ordinary Shareholders”	means holders of the outstanding Ordinary Shares (other than those converted from any Preferred Shares).

“Ordinary Share Equivalents”	means any rights, options, or warrants to purchase or exercisable for Ordinary Shares, or securities of any type whatsoever that are, or may become, convertible into, exchangeable for or exercisable for Ordinary Shares.

“Person”	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise, entity or other legal person.

“Post-Closing E-3 Financing”	has the meaning set forth in the Shareholders Agreement.

“Post-Series E-3 Valuation”	has the meaning set forth in the Shareholders Agreement.

“PRC”	means the People’s Republic of China and for purposes of these Articles, excludes Hong Kong, Macao Special Administrative Region and Taiwan.

“Preferred Shareholders”	means holders of Preferred Shares, provided that all Ordinary Shares (other than any Ordinary Shares converted from any Preferred Shares) held by the Founder Entities and their Affiliates shall be excluded from calculations for the purposes of determining the availability of any rights under these Articles to the Founder Entities or their Affiliates in their capacities as Preferred Shareholders.

“Preferred Share Redemption Price”	means the Series A Preferred Share Redemption Price, Series B-1 Preferred Share Redemption Price, Series B-2 Preferred Share Redemption Price, Series C-1 Preferred Share Redemption Price, Series C-2 Preferred Share Redemption Price, Series D Preferred Share Redemption Price, Series E-1 Preferred Share Redemption Price, Series E-2 Preferred Share Redemption Price, Series E-3 Preferred Share Redemption Price or Series E-4 Preferred Share Redemption Price, as the case may be.

“Qualified IPO”	Shall mean an IPO consummated on or prior to December 31, 2022 on the New York Stock Exchange, NASDAQ, Hong Kong Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange or such other reputable stock exchange approved by the Board with an implied pre-money valuation of (i) the Post-Series E-3 Valuation plus an interest calculated at the annual rate of 15% compounded annually and accrued for the period from the Series E-3 Closing to the date of the IPO, or (ii) such other amount as approved by the Majority Preferred Shareholders (including the approval of the Majority Series E Preferred Shareholders).

“Qualified E-3 Warrants”	has the meaning set forth in the Shareholders Agreement.

“Redeeming Holders”	has the meaning set forth in Section 3.1(a).

“Redemption Date”	has the meaning set forth in Section 3.3.

“Redemption Notice”	has the meaning set forth in Section 3.3.

“Redemption Shares”	means the Shares to be redeemed by the Company at the request of the Redeeming Holders as set forth on the Redemption Notices and Separate Redemption Notices.

“Series A Conversion Price”	has the meaning set forth in Section 4.1.

“Series A Deemed Issue Date”	shall be April 11, 2014.

“Series A Preference Amount”	has the meaning set forth in Section 2(g).

“Series A Preferred Share Purchase Price”	means the per-share purchase price of US$0.2302 (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Series A Preferred Share Redemption Price”	has the meaning set forth in Section 3.2(h).

“Series A Preferred Shareholders”	means holders of Series A Preferred Shares.

“Series Angel Conversion Price”	has the meaning set forth in Section 4.1.

“Series Angel Preferred Share Purchase Price”	means the per-share purchase price of US$0.0832 (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Series Angel Preferred Shareholder(s)”	means holder(s) of Series Angel Preferred Shares.

“Series B Preference Amount”	has the meaning set forth in Section 2(f).

“Series B Preferred Share Purchase Price”	means collectively, the Series B-1 Preferred Share Purchase Price and the Series B-2 Preferred Share Purchase Price.

“Series B Preferred Share Redemption Price”	has the meaning set forth in Section 3.2(i).

“Series B Preferred Shareholders”	means the Series B-1 Preferred Shareholders and the Series B-2 Preferred Shareholder.

“Series B-1 Conversion Price”	has the meaning set forth in Section 4.1.

“Series B-1 Deemed Issue Date”	shall be November 13, 2015.

“Series B-1 Preferred Share Purchase Price”	means the per-share purchase price of US$2.1293 (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Series B-1 Preferred Share Redemption Price”	has the meaning set forth in Section 3.2(i).

“Series B-1 Preferred Shareholders”	means holders of Series B-1 Preferred Shares.

“Series B-2 Conversion Price”	has the meaning set forth in Section 4.1.

“Series B-2 Deemed Issue Date ”	shall be November 25, 2015.

“Series B-2 Preferred Share Purchase Price”	means the per-share purchase price of USD equivalent amount of RMB14.3252, with the exchange rate of the RMB to USD middle rate published by the People’s Bank of China as of the date of remittance of the Share Purchase Price (as defined in the Share and Warrant Purchase Agreement) (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Series B-2 Preferred Share Redemption Price”	has the meaning set forth in Section 3.2(h).

“Series B-2 Preferred Shareholder”	means holder of Series B-2 Preferred Shares.

“Series C Preference Amount”	has the meaning set forth in Section 2(g).

“Series C Preferred Share Purchase Price”	means collectively, the Series C-1 Preferred Share Purchase Price and the Series C-2 Preferred Share Purchase Price.

“Series C Preferred Share Redemption Price”	has the meaning set forth in Section 3.2(g).

“Series C Preferred Shareholders”	means the Series C-1 Preferred Shareholders and the Series C-2 Preferred Shareholder.

“Series C-1 Conversion Price”	has the meaning set forth in Section 4.1.

“Series C-1 Deemed Issue Date”	shall be May 12, 2016.

“Series C-1 Preferred Share Purchase Price”	means the per-share purchase price of US$2.8009 (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Series C-1 Preferred Share Redemption Price”	has the meaning set forth in Section 3.2(g).

“Series C-1 Preferred Shareholders”	means holders of Series C-1 Preferred Shares.

“Series C-2 Conversion Price”	has the meaning set forth in Section 4.1.

“Series C-2 Deemed Issue Date ”	shall be August 31, 2016.

“Series C-2 Preferred Share Purchase Price”	means the per-share purchase price of US$3.3559 (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Series C-2 Preferred Share Redemption Price”	has the meaning set forth in Section 3.2(f).

“Series C-2 Preferred Shareholders”	means holders of Series C-2 Preferred Shares.

“Series D Conversion Price”	has the meaning set forth in Section 4.1.

“Series D Deemed Issue Date”	shall be September 30, 2017.

“Series D Preference Amount”	has the meaning set forth in Section 2(d).

“Series D Preferred Share Purchase Price”	means the per-share purchase price of US$6.7899 (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Series D Preferred Share Redemption Price”	has the meaning set forth in Section 3.2(e).

“Series D Preferred Shareholders”	means holders of Series D Preferred Shares.

“Series E Preferred Shareholders”	means holders of Series E Preferred Shares.

“Series E-1 Deemed Issue Date”	shall be September 30, 2018.

“Series E-1 Preference Amount”	has the meaning set forth in Section 2(c).

“Series E-1 Preferred Share Purchase Price”	means the per-share purchase price of US$ 6.7899 (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Series E-1 Preferred Share Redemption Price”	has the meaning set forth in Section 3.2(d).

“Series E-1 Preferred Shareholders”	means holders of Series E-1 Preferred Shares.

“Series E-2 Conversion Price”	has the meaning set forth in Section 4.1.

“Series E-2 Original Issue Date”	means with respect to any Series E-2 Preferred Share, the date of the first sale and issuance of such Series E-2 Preferred Shares.

“Series E-2 Preference Amount”	has the meaning set forth in Section 2(b).

“Series E-2 Preferred Share Purchase Price”	means the per-share purchase price of US$ 9.4124 (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Series E-2 Preferred Share Redemption Price”	has the meaning set forth in Section 3.2(b).

“Series E-2 Preferred Shareholders”	means holders of Series E-2 Preferred Shares.

“Series E-2 Share Subscription Agreement”	has the meaning set forth in the Shareholders Agreement.

“Series E-3 Closing”	has the meaning set forth in the Shareholders Agreement.

“Series E-3 Conversion Price”	has the meaning set forth in Section 4.1.

“Series E-3 Original Issue Date”	means with respect to any Series E-3 Preferred Share, the date of the first sale and issuance of such Series E-3 Preferred Shares.

“Series E-3 Preference Amount”	has the meaning set forth in Section 2(a).

“Series E-3 Preferred Share Purchase Price”	means the per-share purchase price of US$ 10.8556 (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Series E-3 Preferred Share Redemption Price”	has the meaning set forth in Section 3.2(a).

“Series E-3 Preferred Shareholders”	means holders of Series E-3 Preferred Shares.

“Series E-4 Conversion Price”	has the meaning set forth in Section 4.1.

“Series E-4 Original Issue Date”	means with respect to any Series E-4 Preferred Share, the date of the first sale and issuance of such Series E-4 Preferred Shares.

“Series E-4 Preference Amount”	has the meaning set forth in Section 2(a).

“Series E-4 Preferred Share Purchase Price”	means the per-share purchase price of US$ 13.0267 (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Series E-4 Preferred Share Redemption Price”	has the meaning set forth in Section 3.2(a).

“Series E-4 Preferred Shareholders”	means holders of Series E-4 Preferred Shares.

“Shares”	means shares in the Company.

“Share and Warrant Purchase Agreement”	means the Share and Warrant Purchase Agreement entered into by and among the Founders, the Founder Entities, the Group Companies and certain other parties contained therein on November 29, 2018, as amended and/or restated.

“Share Subscription Agreements”	has the meaning set forth in the Shareholders Agreement.

“Shareholders”	means holders of outstanding Shares.

“Shareholders Agreement”	means that Second Amended and Restated Shareholders Agreement by and among the Company, holders of the Series E Preferred Shares named therein and certain other parties thereto , as may be amended from time to time.

“Significant Subsidiaries”	WFOE, the Domestic Company and Tianbo.

“Subsidiary”	has the meaning set forth in the Shareholders Agreement.

“Tencent”	means Image Frame Investment (HK) Limited and any Affiliate thereof to whom Equity Securities are transferred to the extent such Person remains an Affiliate of Tencent and a Shareholder of the Company.

“Transaction Documents”	except as otherwise expressly provided herein, means the Shareholders Agreement, the Share Subscription Agreements, the Series E-2 Share Subscription Agreements, the Share and Warrant Purchase Agreement, the Warrants, these Articles, the Control Documents, and any other agreements entered into in writing in connection with the transactions contemplated thereunder.

“Tianbo”	Shenzhen Tianbo Internet Media Limited (深圳市天播网络传媒有限公司), a limited company incorporated and existing under the Laws of the PRC.

“Trustbridge Share Subscription Agreement”	means the Series E Preferred Shares Purchase Agreement to be entered into by and among TRUSTBRIDGE PARTNERS VII, L.P., Company and certain other parties.

“US Subsidiary”	means Carglass Inc.

“Warrants”	has the meaning set forth in the Shareholders Agreement.

“WFOE”	means Xizhang (Shanghai) Internet Technology Limited (喜丈（上海）网络科技有限公司), a limited company incorporated and existing under the Laws of the PRC.

1.	DIVIDEND

When, and if approved by the Majority Preferred Shareholders (including Majority Series E Preferred Shareholders), the Company shall pay dividends to all the Shareholders in proportion to the number of fully paid Shares held by such Shareholder on an as-converted basis.

2.	LIQUIDATION

In a Liquidation Event, all assets and funds legally available for distribution to the Shareholders (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall, by reason of the Shareholders’ ownership of the fully paid Shares, be distributed as follows:

(a)

FIRST, prior to and in preference to any distribution of any of the assets and funds to any of the Series E-3 Preferred Shareholders, Series E-2 Preferred Shareholders, Series E-1 Preferred Shareholders, Series D Preferred Shareholders, Series C Preferred Shareholders, Series B Preferred Shareholders, Series A Preferred Shareholders, Series Angel Preferred Shareholders and Ordinary Shareholders, the Series E-4 Preferred Shareholders shall be entitled to receive for each outstanding Series E-4 Preferred Share held and fully paid, as applicable, an amount equal to (A) 100% of the Applicable Preferred Share Purchase Price, plus (B) all declared but unpaid dividends on such Preferred Share (the “Series E-4 Preference Amount”); provided that, if the related assets and funds are insufficient for the full payment of the Series E-4 Preference Amount to the holders of such Preferred Shares, then the entire assets and funds legally available for distribution shall be distributed ratably among such holders in proportion to the aggregate Series E-4 Preference Amount each such holder is otherwise entitled to receive pursuant to this paragraph;

(b)

SECOND, after paying in full the Series E-4 Preference Amount, prior to and in preference to any distribution of any of the assets and funds to any of the Series E-2 Preferred Shareholders, Series E-1 Preferred Shareholders, Series D Preferred Shareholders, Series C Preferred Shareholders, Series B Preferred Shareholders, Series A Preferred Shareholders, Series Angel Preferred Shareholders and Ordinary Shareholders, the Series E-3 Preferred Shareholders shall be entitled to receive for each outstanding Series E-3 Preferred Share held and fully paid, as applicable, an amount equal to (A) 100% of the Applicable Preferred Share Purchase Price, plus (B) all declared but unpaid dividends on such Preferred Share (the “Series E-3 Preference Amount”); provided that, if the related assets and funds are insufficient for the full payment of the Series E-3 Preference Amount to the holders of such Preferred Shares, then the entire assets and funds legally available for distribution shall be distributed ratably among such holders in proportion to the aggregate Series E-3 Preference Amount each such holder is otherwise entitled to receive pursuant to this paragraph;

(c)

THIRD, after paying in full the Series E-4 Preference Amount and the Series E-3 Preference Amount, prior to and in preference to any distribution of any of the assets and funds to any of the Series E-1 Preferred Shareholders, Series D Preferred Shareholders, Series C Preferred Shareholders, Series B Preferred Shareholders, Series A Preferred Shareholders, Series Angel Preferred Shareholders and Ordinary Shareholders, the Series E-2 Preferred Shareholders shall be entitled to receive for each outstanding Series E-2 Preferred Share held and fully paid, as applicable, an amount equal to (A) 100% of the Applicable Preferred Share Purchase Price, plus (B) all declared but unpaid dividends on such Preferred Share (the “Series E-2 Preference Amount”); provided that, if the related assets and funds are insufficient for the full payment of the Series E-2 Preference Amount to the holders of such Preferred Shares, then the entire assets and funds legally available for distribution shall be distributed ratably among such holders in proportion to the aggregate Series E-2 Preference Amount each such holder is otherwise entitled to receive pursuant to this paragraph;

(d)

FOURTH, after paying in full the Series E-4 Preference Amount, the Series E-3 Preference Amount and Series E-2 Preference Amount, prior to and in preference to any distribution of any of the assets and funds to any of Series D Preferred Shareholders, Series C Preferred Shareholders, Series B Preferred Shareholders, Series A Preferred Shareholders, Series Angel Preferred Shareholders and Ordinary Shareholders, the Series E-1 Preferred Shareholders shall be entitled to receive for each outstanding Series E-1 Preferred Share held and fully paid, as applicable, an amount equal to (A) 100% of the Series E-1 Preferred Share Purchase Price, plus (B) all declared but unpaid dividends on such Preferred Share (the “Series E-1 Preference Amount”); provided that, if the related assets and funds are insufficient for the full payment of the Series E-1 Preference Amount to the holders of such Preferred Shares, then the entire assets and funds legally available for distribution shall be distributed ratably among such holders in proportion to the aggregate Series E-1 Preference Amount each such holder is otherwise entitled to receive pursuant to this paragraph.

(e)

FIFTH, after paying in full the Series E-4 Preference Amount, the Series E-3 Preference Amount, the Series E-2 Preference Amount and the Series E-1 Preference Amount, prior to and in preference to any distribution of any of the assets and funds to any of the Series C Preferred Shareholders, Series B Preferred Shareholders, Series A Preferred Shareholders, Series Angel Preferred Shareholders and Ordinary Shareholders, the Series D Preferred Shareholders shall be entitled to receive for each outstanding Series D Preferred Share held, as applicable, an amount equal to (A) 100% of Series D Preferred Share Purchase Price, plus (B) all declared but unpaid dividends on such Preferred Share (the “Series D Preference Amount”); provided that, if the related assets and funds are insufficient for the full payment of the Series D Preference Amount to the holders of such Preferred Shares, then the entire assets and funds legally available for distribution shall be distributed ratably among such holders in proportion to the aggregate Series D Preference Amount each such holder is otherwise entitled to receive pursuant to this paragraph.

(f)

SIXTH, after paying in full the Series E-4 Preference Amount, the Series E-3 Preference Amount, the Series E-2 Preference Amount, the Series E-1 Preference Amount and the Series D Preference Amount, prior to and in preference to any distribution of any of the assets and funds to any of the Series B Preferred Shareholders, Series A Preferred Shareholders, Series Angel Preferred Shareholders and Ordinary Shareholders, the Series C Preferred Shareholders shall be entitled to receive for each outstanding Series C Preferred Share held, an amount equal to (A)100% of the Series C Preferred Share Purchase Price, plus (B) all declared but unpaid dividends on such Series C Preferred Share as applicable (the “Series C Preference Amount”); provided that, if the related assets and funds are insufficient for the full payment of the Series C Preference Amount to the holders of such Preferred shares, then the entire assets and funds legally available for distribution shall be distributed ratably among such Series C Preferred Shareholders in proportion to the aggregate Series C Preference Amount each such holder is otherwise entitled to receive pursuant to this paragraph.

(g)

SEVENTH, after paying in full the Series E-4 Preference Amount, the Series E-3 Preference Amount, the Series E-2 Preference Amount, the Series E-1 Preference Amount, the Series D Preference Amount and the Series C Preference Amount, prior to and in preference to any distribution of any of the assets and funds to any of the Series A Preferred Shareholders, Series Angel Preferred Shareholders and Ordinary Shareholders, the Series B Preferred Shareholders shall be entitled to receive for each outstanding Series B Preferred Share held, an amount equal to (A) 100% of the Series B Preferred Share Purchase Price, plus (B) all declared but unpaid dividends on such Series B Preferred Share (the “Series B Preference Amount”); provided that, if the related assets and funds are insufficient for the full payment of the Series B Preference Amount to the holder of such Preferred Shares, then the entire assets and funds legally available for distribution shall be distributed ratably among such Series B Preferred Shareholder in proportion to the aggregate Series B Preference Amount each such holder is otherwise entitled to receive pursuant to this paragraph;

(h)

EIGHTH, after paying in full the Series E-4 Preference Amount, the Series E-3 Preference Amount, the Series E-2 Preference Amount, Series E-1 Preference Amount, the Series D Preference Amount, the Series C Preference Amount and the Series B Preference Amount, prior to and in preference to any distribution of any of the assets of the Company to any of the Series Angel Preferred Shareholders and Ordinary Shareholders, the Series A Preferred Shareholders shall be entitled to receive for each outstanding Series A Preferred Share held, an amount equal to 100% of the Series A Preferred Share Purchase Price, plus all declared but unpaid dividends on such Series A Preferred Share (the “Series A Preference Amount”); provided that, if the Company’s assets and funds are insufficient for the full payment of the Series A Preference Amount to the holder of such Preferred Shares, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among such Series A Preferred Shareholder in proportion to the aggregate Series A Preference Amount each such holder is otherwise entitled to receive pursuant to this paragraph;

(i)

NINTH, after paying in full the Series E-4 Preference Amount, the Series E-3 Preference Amount, the Series E-2 Preference Amount, Series E-1 Preference Amount, the Series D Preference Amount, Series C Preference Amount, Series B Preference Amount and Series A Preferred Amount have been paid in full to such holder of Preferred Shares pursuant to Section 2(a), Section 2(b), Section 2(c), Section 2(d), Section 2(e), Section 2(f) , Section 2(g) and Section 2(h) above, the remaining assets and funds legally available for distribution to the Shareholders shall be distributed ratably among all the Shareholders in proportion to the number of Shares held by them (calculated on an as converted to Ordinary Shares basis).

3. REDEMPTION

The fully paid Preferred Shares held by the Preferred Shareholders (excluding the Series Angel Preferred Shareholders) shall have redemption rights as follows:

3.1	Time.

(a)

(A) Each Preferred Shareholder (other than Series Angel Preferred Shareholders) shall be entitled to request the Company to redeem all or a portion of the outstanding Preferred Shares held by such requesting Preferred Shareholder at any time prior to a Qualified IPO upon the occurrence of any of the followings:

(i)

the business operation of the Company or the IPO has been materially adversely impacted due to material violation of any laws or regulations, including without limitation, any material license, permit or government approvals (including the Permit for Internet Audio-Video Programs Services (信息网络传播视听节目许可证) and the Permit for Internet Content Provider (增值电信业务经营许可证)) is revoked, in each case for a period of longer than one hundred and twenty (120) days by any PRC governmental authority,

(ii)

there has been a material breach of any Transaction Document by any Founder or any Group Company and, either (x) such breach is not curable (in which case any Preferred Shareholder has the right to exercise its redemption right at any time after any Preferred Shareholder has served a notice to such Founder or Group Company specifying the breach (the “Default Notice”)) or (y) if such violation or breach is curable, the Founders take no measure to cure such breach within twenty (20) days after the date of the Default Notice, and/or such breach is not cured within ninety (90) days after the date of the Default Notice;

(iii)

so long as the Key Restructuring Steps (as defined in the relevant Series E-2 Share Subscription Agreement) have yet been completed, the termination, expiration, invalidity of or any material default under any of the Control Documents, or the occurrence of any other event that results in the Company being incapable of consolidating the financial results of the Domestic Company and Tianbo (collectively “VIE Triggering Events”), arising out of or due to any Key Restructuring Steps failing to be completed, (save that if there is any change in PRC laws that will and can be reasonably expected to result in adverse effect to the legality, validity or enforceability of the Control Documents(the “Adverse Regulatory Change”), in which event the shareholders of the Company shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable arrangement or agreement within six (6) months following the occurrence of such Adverse Regulatory Change which most nearly reflects the relevant parties’ economic interests under the Control Documents immediately prior to such Adverse Regulatory Change and the parties’ intent under the other Transaction Documents).

(B) Each of the Series E Preferred Shareholders and Series D Preferred Shareholders shall be entitled to request the Company to redeem all or a portion of the outstanding Preferred Shares held by such requesting Preferred Shareholder at any time after December 31st, 2022, if a Qualified IPO has not occurred before such date; and

(C) Each Preferred Shareholder (other than the Series Angel Preferred Shareholders, the Series D Preferred Shareholders and the Series E Preferred Shareholders) shall be entitled to request the Company to redeem all or a portion of the outstanding Preferred Shares held by such requesting Preferred Shareholder at any time after December 31st, 2021, if a Qualified IPO has not occurred before such date,

(D) Notwithstanding Section 3.1(a)(B), each Preferred Shareholder (other than Series Angel Preferred Shareholders) shall be entitled to request the Company to redeem all or a portion of the outstanding Preferred Shares held by such requesting Preferred Shareholder at any time prior to a Qualified IPO if any holder of any other class or series of shares elects to exercise its redemption right (except for Cloudary Holdings Limited’s special redemption rights under Section 3.1(b))

the Preferred Shareholders referred to Section 3.1(a)(A) to Section 3.1(a)(D) above who are entitled to exercise the redemption rights hereunder are referred to as the “Redeeming Holders”.

(b) Except as set forth in Section 3.1(a), prior to a Qualified IPO but at any time from time to time on or after the date of the earlier to occur of the following: (i) the material breach of Section 2.6 of the Shareholders Agreement by the Company; (ii) the material breach of Section 5A of the Shareholders Agreement by any Founder or Founder Entities, which fails to be cured within thirty (30) Business Days or a longer period as agreed by Cloudary Holdings Limited following such breach; or (iii) the Founders no longer serve as the senior management of any Group Companies, at the request of Cloudary Holdings Limited, the Company shall redeem all or portion of such outstanding Preferred Shares held by Cloudary Holdings Limited. In the event Cloudary Holdings Limited elects to exercise its special redemption rights under this Section 3.1(b), Cloudary Holdings Limited shall be deemed a Redeeming Holder.

3.2	Redemption Price.

(a)

The redemption price for each fully paid Series E-4 Preferred Share (the “Series E-4 Preferred Share Redemption Price”) shall be equal to 100% of the Series E-4 Preferred Share Purchase Price, plus an annual compounded interest rate of 8% accrued for the period from the Series E-4 Original Issue Date up to and until the date when such Series E-4 Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends, provided that in the case that the Redemption is triggered due to circumstances as set forth under Section 3.1(a)(A), the redemption price for each fully paid Series E-4 Preferred Share shall be equal to 100% of the Series E-4 Preferred Share Purchase Price, plus an annual compounded interest rate of 15% accrued for the period from the Series E-4 Original Issue Date up to and until the date when such Series E-4 Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends.

(b)

The redemption price for each fully paid Series E-3 Preferred Share (the “Series E-3 Preferred Share Redemption Price”) shall be equal to 100% of the Series E-3 Preferred Share Purchase Price, plus an annual compounded interest rate of 8% accrued for the period from the Series E-3 Original Issue Date up to and until the date when such Series E-3 Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends, provided that in the case that the Redemption is triggered due to circumstances as set forth under Section 3.1(a)(A), the redemption price for each fully paid Series E-3 Preferred Share shall be equal to 100% of the Series E-3 Preferred Share Purchase Price, plus an annual compounded interest rate of 15% accrued for the period from the Series E-3 Original Issue Date up to and until the date when such Series E-3 Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends.

(c)

The redemption price for each fully paid Series E-2 Preferred Share (the “Series E-2 Preferred Share Redemption Price”) shall be equal to 100% of the Series E-2 Preferred Share Purchase Price, plus an annual compounded interest rate of 8% accrued for the period from the Series E-2 Original Issue Date up to and until the date when such Series E-2 Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends, provided that in the case that the Redemption is triggered due to circumstances as set forth under Section 3.1(a)(A), the redemption price for each fully paid Series E-2 Preferred Share shall be equal to 100% of the Series E-2 Preferred Share Purchase Price, plus an annual compounded interest rate of 15% accrued for the period from the Series E-2 Original Issue Date up to and until the date when such Series E-2 Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends.

(d)

The redemption price for each fully paid Series E-1 Preferred Share (the “Series E-1 Preferred Share Redemption Price”) shall be equal to 100% of the Series E-1 Preferred Share Purchase Price, plus an annual compounded interest rate of 8% accrued for the period from the Series E-1 Deemed Issue Date up to and until the date when such Series E-1 Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends, provided that in the case that the Redemption is triggered due to circumstances as set forth under Section 3.1(a)(A), the redemption price for each fully paid Series E-1 Preferred Share shall be equal to 100% of the Series E-1 Preferred Share Purchase Price, plus an annual compounded interest rate of 15% accrued for the period from the Series E-1 Deemed Issue Date up to and until the date when such Series E-1 Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends.

(e)

The redemption price for each fully paid Series D Preferred Share (the “Series D Preferred Share Redemption Price”) shall be equal to 100% of the Series D Preferred Share Purchase Price, plus an annual compounded interest rate of 8% accrued for the period from the Series D Deemed Issue Date up to and until the date when such Series D Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends, provided that in the case that the Redemption is triggered due to circumstances as set forth under Section 3.1(a)(A), the redemption price for each fully paid Series D Preferred Share shall be equal to 100% of the Series D Preferred Share Purchase Price, plus an annual compounded interest rate of 15% accrued for the period from the Series D Deemed Issue Date up to and until the date when such Series D Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends.

(f)

The redemption price for each fully paid Series C-2 Preferred Share (the “Series C-2 Preferred Share Redemption Price”) shall be equal to 100% of the Series C-2 Preferred Share Purchase Price, plus an annual compounded interest rate of 8% accrued for the period from the Series C-2 Deemed Issue Date up to and until the date when such Series C-2 Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends, provided that in the case that the Redemption is triggered due to circumstances as set forth under Section 3.1(a)(A), the redemption price for each fully paid Series C-2 Preferred Share shall be equal to 100% of the Series C-2 Preferred Share Purchase Price, plus an annual compounded interest rate of 15% accrued for the period from the Series C-2 Deemed Issue Date up to and until the date when such Series C-2 Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends.

(g)

The redemption price for each fully paid Series C-1 Preferred Share (the “Series C-1 Preferred Share Redemption Price”, together with Series C-2 Preferred Share Redemption Price, the “Series C Preferred Share Redemption Price”) shall be equal to 100% of the Series C-1 Preferred Share Purchase Price, plus an annual compounded interest rate of 8% accrued for the period from the Series C-1 Deemed Issue Date up to and until the date when such Series C-1 Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends, provided that in the case that the Redemption is triggered due to circumstances as set forth under Section 3.1(a)(A), the redemption price for each fully paid Series C-1 Preferred Share shall be equal to 100% of the Series C-1 Preferred Share Purchase Price, plus an annual compounded interest rate of 15% accrued for the period from the Series C-1 Deemed Issue Date up to and until the date when such Series C-1 Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends.

(h)

The redemption price for each fully paid Series B-2 Preferred Share (the “Series B-2 Preferred Share Redemption Price”) shall be equal to 100% of the Series B-2 Preferred Share Purchase Price, plus an annual compounded interest rate of 8% accrued for the period from the Series B-2 Deemed Issue Date up to and until the date when such Series B-2 Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends.

(i)

The redemption price for each fully paid Series B-1 Preferred Share (the “Series B-1 Preferred Share Redemption Price”, together with Series B-2 Preferred Share Redemption Price, the “Series B Preferred Share Redemption Price”) shall be equal to 100% of the Series B-1 Preferred Share Purchase Price, plus an annual compounded interest rate of 8% accrued for the period from the Series B-1 Deemed Issue Date up to and until the date when such Series B-1 Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends.

(j)

The redemption price for each fully paid Series A Preferred Share (the “Series A Preferred Share Redemption Price”) shall be equal to 100% of the Series A Preferred Share Purchase Price, plus an annual compounded interest rate of 8% accrued for the period from the Series A Deemed Issue Date up to and until the date when such Series A Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends.

(k)

Notwithstanding anything to the contrary contained herein, in the case that the Redemption is triggered due to circumstances as set forth under Section 3.1(b), at the request of Cloudary Holdings Limited, the redemption price for Cloudary Holdings Limited shall be equal to 100% of the Series B Preferred Share Purchase Price, plus an annual compounded interest rate of 15% accrued for the period from the Series B Deemed Issue Date up to and until the date when such Series B Preferred Share is redeemed in accordance with these Articles, and plus all declared but unpaid dividends.

3.3	Procedure.

Each of the Redeeming Holders may exercise its redemption rights provided herein at any time after the applicable triggering date as set out in Section 3.1 by delivering a written notice signed by such Redeeming Holder (the “Redemption Notice”) to the Company, notifying the Company the number of the Preferred Shares that it requests the Company to redeem. Upon receipt of such Redemption Notice, the Company shall promptly give a written notice of the redemption request to each of the other Preferred Shareholders (“Non-requesting Preferred Shareholder”) who has the right of redemption pursuant to this Section 3, stating the existence of such request, the Redemption Date and the mechanics of redemption. Each of the Non-requesting Preferred Shareholder may also elect to require the Company to redeem all or a portion of their Preferred Shares by delivering a separate redemption notice (the “Separate Redemption Notice”) to the Company within fifteen (15) days setting forth the number of Shares it wishes to have the Company redeem therefrom. On the sixtieth (60th) day after receiving the Redemption Notice (or such other date as agreed between the Company and the Redeeming Holders) (the “Redemption Date”), the Company shall, from any source of assets and funds legally available therefor (including without limitation, the Company’s capital), redeem the Redemption Shares held by each Redeeming Holder that has delivered the Redemption Notice or Separate Redemption Notice by paying the applicable Preferred Share Redemption Price in cash to such Redeeming Holder. For the avoidance of doubt, any Redeeming Holder fails to deliver the Separate Redemption Notice within fifteen (15) days shall forfeit the redemption right as set forth under Section 3 above.

3.4	Insufficient Funds.

If the Company’s assets or funds legally available for any redemption of Redemption Shares pursuant hereto are insufficient to permit the payment of all redemption prices in full in respect of each Redemption Share, then those assets or funds which are legally available shall be distributed as follows:

(i)

firstly, to the holders of the Series E-4 Preferred Shares, in an amount equal to that would be payable to it pursuant to Section 3.2 hereof; provided that, if the Company’s assets and funds are insufficient for the full payment of the Preferred Share Redemption Price to such holders of Series E-4 Preferred Shares, then the entire assets and funds of the Company legally available for any redemption of Redemption Shares shall be distributed ratably among such holders of Series E-4 Preferred Shares in proportion to the aggregate Series E-4 Preferred Share Redemption Price each such holder is otherwise entitled to receive pursuant to Section 3.2(a):

(ii)

secondly, to the holders of the Series E-3 Preferred Shares, in an amount equal to that would be payable to it pursuant to Section 3.2 hereof; provided that, if the Company’s assets and funds are insufficient for the full payment of the Preferred Share Redemption Price to such holders of Series E-3 Preferred Shares, then the entire assets and funds of the Company legally available for any redemption of Redemption Shares shall be distributed ratably among such holders of Series E-3 Preferred Shares in proportion to the aggregate Series E-3 Preferred Share Redemption Price each such holder is otherwise entitled to receive pursuant to Section 3.2(b);

(iii)

thirdly, to the holders of Series E-2 Preferred Shares, in an amount equal to that would be payable to it pursuant to Section 3.2 hereof; provided that, if the Company’s assets and funds are insufficient for the full payment of the Preferred Share Redemption Price to such holders of Series E-2 Preferred Shares, then the entire assets and funds of the Company legally available for any redemption of Redemption Shares shall be distributed ratably among such holders of Series E-2 Preferred Shares in proportion to the aggregate Series E-2 Preferred Share Redemption Price each such holder is otherwise entitled to receive pursuant to Section 3.2(c);

(iv)

fourthly, to the holders of Series E-1 Preferred Shares, in an amount equal to that would be payable to it pursuant to Section 3.2 hereof; provided that, if the Company’s assets and funds are insufficient for the full payment of the Preferred Share Redemption Price to such holders of Series E-1 Preferred Shares, then the entire assets and funds of the Company legally available for any redemption of Redemption Shares shall be distributed ratably among such holders of Series E-1 Preferred Shares in proportion to the aggregate Series E-1 Preferred Share Redemption Price each such holder is otherwise entitled to receive pursuant to Section 3.2(d);

(v)

fifthly, to the Series D Preferred Shareholders, in an amount equal to that would be payable to it pursuant to Section 3.2 hereof; provided that, if the Company’s assets and funds are insufficient for the full payment of the Preferred Share Redemption Price to such Series D Preferred Shareholders, then the entire assets and funds of the Company legally available for any redemption of Redemption Shares shall be distributed ratably among such Series D Preferred Shareholders in proportion to the aggregate Series D Preferred Share Redemption Price each such holder is otherwise entitled to receive pursuant to Section 3.2(e);

(vi)

sixthly, to the Series C Preferred Shareholders, in an amount equal to that would be payable to it pursuant to Section 3.2 hereof; provided that, if the Company’s assets and funds are insufficient for the full payment of the Preferred Share Redemption Price to such Series C Preferred Shareholders, then the entire assets and funds of the Company legally available for any redemption of Redemption Shares shall be distributed ratably among such Series C Preferred Shareholders in proportion to the aggregate Series C Preferred Share Redemption Price each such holder is otherwise entitled to receive pursuant to Section 3.2(f) and 3.2(g);

(vii)

seventhly, to the Series B Preferred Shareholders, in an amount equal to that would be payable to it pursuant to Section 3.2 hereof; provided that, if the Company’s assets and funds are insufficient for the full payment of the Preferred Share Redemption Price to such Series B Preferred Shareholders, then the entire assets and funds of the Company legally available for any redemption of Redemption Shares shall be distributed ratably among such Series B Preferred Shareholders in proportion to the aggregate Series B Preferred Share Redemption Price each such holder is otherwise entitled to receive pursuant to Section 3.2(h) and 3.2(i); and

(viii)

eighthly, to the Series A Preferred Shareholders, in an amount equal to that would be payable to it pursuant to Section 3.2 hereof; provided that, if the Company’s assets and funds are insufficient for the full payment of the Preferred Share Redemption Price to such Series A Preferred Shareholders, then the entire assets and funds of the Company legally available for any redemption of Redemption Shares shall be distributed ratably among such Series A Preferred Shareholders in proportion to the aggregate Series A Preferred Share Redemption Price each such holder is otherwise entitled to receive pursuant to Section 3.2(j).

If the Company fails for whatever reason to redeem any Redeeming Holder on its due date, until the date on which the same are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

3.5	Un-Redeemed Shares.

Without limiting any rights of the Preferred Shareholders which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends which such shares had prior to such date), until the redemption payment has been paid in full in cash with respect to such shares.

3.6	Limitation.

For the avoidance of doubts, the obligation of redemption is assumed by the Company only.

4.	CONVERSION

The Preferred Shares shall have conversion rights as follows:

4.1	Conversion Ratio

Each Series E-4 Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares at the Preferred Share-to-Ordinary Share conversion ratio equal to: Series E-4 Preferred Share Purchase Price / then-effective Conversion Price for such Series E-4 Preferred Share (the “Series E-4 Conversion Price”). Each Series E-3 Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares at the Preferred Share-to-Ordinary Share conversion ratio equal to: Series E-3 Preferred Share Purchase Price / then-effective Conversion Price for such Series E-3 Preferred Share (the “Series E-3 Conversion Price”). Each Series E-2 Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares at the Preferred Share-to-Ordinary Share conversion ratio equal to: Series E-2 Preferred Share Purchase Price / then-effective Conversion Price for such Series E-2 Preferred Share (the “Series E-2 Conversion Price”). Each Series E-1 Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares at the Preferred Share-to-Ordinary Share conversion ratio equal to: Series E-1 Preferred Share Purchase Price / then-effective Conversion Price for such Series E-1 Preferred Share (the “Series E-1 Conversion Price”). Each Series D Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares at the Preferred Share-to-Ordinary Share conversion ratio equal to: Series D Preferred Share Purchase Price / then-effective Conversion Price for such Series D Preferred Share (the “Series D Conversion Price”). Each Series C-2 Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares at the Preferred Share-to-Ordinary Share conversion ratio equal to: Series C-2 Preferred Share Purchase Price / then-effective Conversion Price for such Series C-2 Preferred Share (the “Series C-2 Conversion Price”). Each Series C-1 Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares at the Preferred Share-to-Ordinary Share conversion ratio equal to: Series C-1 Preferred Share Purchase Price / then-effective Conversion Price for such Series C-1 Preferred Share (the “Series C-1 Conversion Price”). Each Series B-2 Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares at the Preferred Share-to-Ordinary Share conversion ratio equal to: Series B-2 Preferred Share Purchase Price / then-effective Conversion Price for such Series B Preferred Share (the “Series B-2 Conversion Price”). Each Series B-1 Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares at the Preferred Share-to-Ordinary Share conversion ratio equal to: Series B-1 Preferred Share Purchase Price / then-effective Conversion Price for such Series B Preferred Share (the “Series B-1 Conversion Price”). Each Series A Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares at the Preferred Share-to-Ordinary Share conversion ratio equal to: Series A Preferred Share Purchase Price / then-effective Conversion Price for such Series A Preferred Share (the “Series A Conversion Price”). Each Series Angel Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares at the Preferred Share-to-Ordinary Share conversion ratio equal to: Series Angel Preferred Share Purchase Price / then-effective Conversion Price for such Series Angel Preferred Share (the “Series Angel Conversion Price”).

The “Conversion Price” of each Preferred Share shall initially be the Applicable Preferred Share Purchase Price of such Preferred Share, resulting in an initial conversion ratio for the Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as provided in Section 4.4.

4.2	Optional Conversion

Each Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such Preferred Shares into Ordinary Shares (the “Optional Conversion Shares”) based on the then-effective Applicable Conversion Price.

4.3	Automatic Conversion

Each Preferred Share shall automatically be converted into Ordinary Shares (together with the Optional Conversion Shares, collectively the “Conversion Shares”) based on the then-effective Applicable Conversion Price for such Preferred Share in effect at the time immediately upon the closing of a Qualified IPO.

4.4	Conversion Price Adjustments

The Conversion Price shall be subject to adjustment from time to time as follows:

(a)	Proportional Adjustment

If at any time the number of outstanding Ordinary Shares proportionately changes as a result of share split, share division, share combination, share dividend, reorganization, mergers, consolidations, reclassifications, exchanges, substitutions, recapitalization or similar events, then Conversion Price shall be proportionately adjusted.

(b)	Dilutive Issuance

Subject to Section 13.16 of Shareholders Agreement, if at any time, the Company shall issue or sell New Shares for a per-share consideration less than the then-effective Applicable Conversion Price (excluding the Series Angel Conversion Price and the Series A Conversion Price), then the Applicable Conversion Price (excluding the Series Angel Conversion Price and the Series A Conversion Price) shall forthwith be adjusted on a broad-based weighted average basis, to a price equal to a price per share (calculated to nearest cent) determined in accordance with the following formula:

CP2=CP1× [(A+B) ÷ (A+C)]

For purpose of the foregoing formula, the following definitions shall apply:

“CP2” means the applicable Preferred Share Conversion Price in effect for such Preferred Shares immediately after such issue of New Shares;

“CP1” means the applicable Preferred Share Conversion Price in effect for such Preferred Shares immediately prior to such issue of New Shares;

“A” means the number of Ordinary Shares Outstanding immediately prior to such issue of New Shares on a fully diluted and as converted basis;

“B” means the number of Ordinary Shares that would have been issued if such New Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” means the number of such New Shares issued in such transaction.

(c)	Determination of Consideration

For the purpose of making any adjustment to the Conversion Price or the number of Ordinary Shares issuable upon conversion of the Preferred Shares, as provided above:

(i)

To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(ii)

To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(iii)

If additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board) to be allocable to such additional Ordinary Shares or Ordinary Share Equivalents.

4.5	Procedure of Conversion

(a)	Mechanics of Conversion.

The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. Upon the conversion of the Preferred Shares, the Company shall issue such number of the Ordinary Shares converted from such Preferred Shares to the Preferred Shareholders holding such Preferred Shares, and cancel the Preferred Shares so converted. The Company shall promptly update its Register of Members to reflect the issuance of such Ordinary Shares and the cancellation of such Preferred Shares.

(b)	Fractional Share.

No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the Preferred Shareholders would otherwise be entitled, the Company shall at the discretion of the Board either (A) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board, or (B) issue one whole Ordinary Share for each fractional share to which the Preferred Shareholders would otherwise be entitled.

(c)	Other Dilutive Events

In case any event shall occur as to which the other provisions of this Section 4.5 are not strictly applicable, but the failure to make any adjustment to a Conversion Price would not fairly protect the conversion rights of such Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Section 4.5 necessary to preserve, without dilution, the conversion rights of such Preferred Shares.

(d)	Adjustment Certificate.

Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 4, the Company shall, at its expense, promptly compute such adjustment or readjustment in accordance with the terms hereof and notify the Preferred Shareholders of such adjustment and the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any Preferred Shareholder, furnish or cause to be furnished to such Preferred Shareholder an adjustment certificate setting forth (A) such adjustment (B) the Conversion Price for the Preferred Shares at the time in effect, and (C) the number of Ordinary Shares that each Preferred Share could then be converted into.

(e)	Conversion Notice.

To exercise the conversion rights of the Preferred Shares, the Preferred Shareholders must complete, execute and deposit with the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent) a notice (a “Conversion Notice”) in duplicate, together with the certificate or certificates for such Preferred Shares. Such notice shall state such Preferred Shareholder’s name or the names of the nominees in which such holder wishes the certificate or certificates for the Conversion Shares to be issued. Once deposited, a Conversion Notice and the relevant certificate or certificates in respect of which the conversion rights are irrevocably exercised may not be withdrawn without the consent in writing of the Company.

(f)	Costs; Taxes and Duties.

The Company shall pay, and shall reimburse the Preferred Shareholders against, any and all costs, fees and expenses that may be payable in respect of any issue or delivery of Conversion Shares on conversion of the Preferred Shares (including without limitation, any professional fees incurred by the Company and stamp duties in respect of such conversion and issue). The Company shall not, however, be required to pay tax which may be payable in respect to any transfer involved in the issue and delivery of Conversion Shares in a name other than that in which the Preferred Shares so converted were registered, and no such issue or delivery shall be made unless and until such Person requesting such issue has paid to the Company the amount of such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(g)	Registration and Delivery of Conversion Shares.

Upon receipt of a Conversion Notice, together with the certificate or certificates for such Preferred Shares, or occurrence of an automatic conversion in accordance with Section 4.3, as soon as possible but in any event on a date no later than ten (10) Business Days after the relevant Conversion Date, the Conversion Shares shall be delivered by the Company to the converting holders, and, subject to the Companies Law, if the converting holders elect to receive physical delivery of share certificates for the Conversion Shares, the Company shall deliver or cause to be delivered to the Person specified in the Conversion Notice, a certificate or certificates for the Conversion Shares registered in the name of such converting holder and shall update its Register of Members accordingly.

4.6	Reservation of Shares Issuable Upon Conversion

The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of Ordinary Shares as shall be sufficient for such purpose.

4.7	No Impairment

The Shareholders shall procure that the Company shall not impair the conversion rights of the Preferred Shares, and shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Preferred Shareholders (including without limitation, reservation of sufficient authorized but unissued Ordinary Shares for issuance upon the conversion of the Preferred Shares).

5.	VOTING RIGHTS

5.1	General.

The Ordinary Shareholders shall have the right to one (1) vote for each outstanding Ordinary Share held. Each Preferred Shareholder shall have the right to one (1) vote for each Ordinary Share into which each outstanding Preferred Share held could then be converted. Subject to provisions to the contrary elsewhere in the Memorandum and Articles, the Shareholders Agreement or as required by applicable laws, each Preferred Shareholder shall vote together with the Ordinary Shareholders on matters put before the Shareholders, or as a separate class or series on certain matters.

5.2	Board Matters.

The Board shall consist of up to eleven (11) directors and the term of a director shall be three (3) years. The Board shall be constituted as follows:

(a)

So long as both First Closing and the Second Closing as set forth in Trustbridge Share Subscription Agreement occur, upon the Second Closing under the Trustbridge Share Subscription Agreement, one (1) director shall be designated by TRUSTBRIDGE PARTNERS VII, L.P. (the “Series E-3 Preferred Director”);

(b)	One (1) director shall be designated by Tencent (the “Series E-2 Preferred Director I”);

(c)	One (1) director shall be designated by GA (the “Series E-2 Preferred Director II”);

(d)	One (1) director shall be designated by Grand Everlasting Limited Partnership (the “Series E-2 Preferred Director III”);

(e)	One (1) director shall be designated by 上海广澔信息科技合伙企业（有限合伙） (the “Series B Preferred Director I”);

(f)	One (1) director shall be designated by SPV 2 and Puhua Capital Ltd (the “Series B Preferred Director II”);

(g)	One (1) director shall be designated by SPV 3 (the “Series B Preferred Director III”);

(h)	One (1) director shall be designated by Cloudary Holdings Limited (the “Series B Preferred Director IV”);

(i)

One (1) Director shall be designated by Shanghai Xingchong Information Technology Partnership Enterprise (Limited Partnership) (上海兴翀信息技术合伙企业（有限合伙）)and Shanghai Jumiao Information Technology Partnership Enterprise (Limited Partnership)(上海聚苗信息技术合伙企业（有限合伙）) (the “Series B Preferred Director V”, together with the Series E-3 Preferred Director, the E-2 Preferred Director I, the Series E-2 Preferred Director II, the Series E-2 Preferred Director III, the Series B Preferred Director I, the Series B Preferred Director II, the Series B Preferred Director III, and the Series B Preferred Director IV, the “Investor Directors” and each, an “Investor Director”); and

(j)

the Founders shall be entitled to appoint two (2) directors, which initially shall be YU Jianjun (余建军) and Chen Yuxin (陈宇昕), and one of whom shall be the chairman of the Board (the “Chairman”). Two (2) Directors appointed by the holders of the Ordinary Shares shall have ten (10) votes in total for any matter which is subject to Board approval, among which YU Jianjun (余建军) shall have five (5) votes and Chen Yuxin (陈宇昕) shall have five (5) votes. Each of the other Directors other than Chen Yuxin (陈宇昕) and YU Jianjun (余建军) shall have one (1) vote for any matter which is subject to Board approval. One of the Co-Chief Executive Officers of the Company, who shall initially be Mr. CHEN Yuxin (陈宇昕) and any replacement of whom shall be subject to the approval of the simple majority of the Shareholders (on a fully diluted and as converted basis).

5.3	CIIF’s Arrangement in respect of the Board Seat.

(a)

upon the closing under the CIIF Share Subscription Agreement and receipt of the share purchase price in full by the Company at the closing date under the CIIF Share Subscription Agreement and as long as CIIF holds no less than 4,249,713 Series E-2 Shares (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events), CIIF shall be entitled to appoint an observer to the Board and the Board observer shall be entitled to attend all Board meetings in a non-voting observer capacity; provided however, CIIF’s right to appoint an observer to the Board shall be automatically terminated immediately upon the earlier of (x) consummation of an initial public offering of the shares of the Company or (y) CIIF ceases to hold no less than 4,249,713 Series E-2 Shares (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events)；

(b)

upon the full exercise by CIIF of the CIIF Option and receipt by the Company of share subscription price (being US$ 60,000,000) paid by CIIF pursuant to exercise of the CIIF Option, CIIF shall be entitled to appoint one (1) director to the Board, and CIIF’s right to appoint an observer to the Board shall be automatically terminated upon the appointment of such director to the Board; for the avoidance of doubt, if CIIF fails to exercise the CIIF Option, CIIF shall still be entitled to the right to appoint one (1) observer to the Board as specified in Section 5.3A(a), so long as CIIF holds no less than 4,249,713 Series E-2 Shares (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

5.4	Removal and Replacement of Directors.

(a)

Each Shareholder shall have the absolute right to remove any director designated by it at any time at its sole discretion, and each of the Shareholders shall vote its Shares at any general meeting or in any written consent of Shareholders so as to effectuate such right. Except as provided in the preceding sentence, no Shareholder shall vote for the removal of any of the Investor Directors; provided however, such Investor Director may be removed pursuant to pursuant to Section 5.2 and Section 5.4(b).

(b)

Subject to Section 5.2, if, as a result of death, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board, the Shareholder(s) entitled under Section 5.2 to nominate and/or appoint the Director whose death, resignation, removal or other departure resulted in such vacancy shall nominate and/or appoint another individual to serve in place of such Director and, if required pursuant hereto, the Shareholders shall approve the appointment of such individual as Director as soon as practicable thereafter.

5.5

Board Observer. Subject to Shareholders Agreement and Section 5.3, each of GA, Tencent, CIIF and Grand Everlasting Limited Partnership shall have the right to appoint an observer to the Board to attend all Board meetings in a non-voting observer capacity. The Company shall provide such observer with copies of all notices and materials at the same time and in the same manner as the same are provided to the Directors.

5.6

The Board shall meet at least twice a year unless otherwise determined by the Board. A quorum for a board meeting shall consist of at least a majority of the directors (including a majority of the Investor Directors). The directors can participate in Board meetings by telephone or video conferencing or any other means of contemporaneous communication; provided, that each director taking part in the meeting is able to hear each other director taking part and; provided, further, that each director must acknowledge his or her presence for the purpose of the meeting and any director not doing so shall not be entitled to speak or vote at the meeting. Each Director shall be entitled to appoint alternates to serve at any board meeting (or the meeting of a committee formed by the Board), and such alternates shall be permitted to attend all Board meetings and vote on such director’s behalf.

The Company shall indemnify the directors to the maximum extent permitted by the law.

5.7

Protective Provisions. So long as any Preferred Shares are outstanding, any action (whether by amendment of the Company’s Articles or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the matters or transactions listed in Section 5.7 involving the Company or any of its Subsidiaries shall require the prior written approval of (A) with respect to the actions set forth in Part I of Section 5.7, the holders representing more than fifty percent (50%) of Preferred Shares then outstanding voting on an as converted basis (unless a Special Resolution is required pursuant to these Articles)(for this purpose, including approval of the Majority Series E Preferred Shareholders), or (B) with respect to the actions set forth in Part II of Section 5.7, the majority of the Investor Directors. For purposes of this Section 5.7, all references to the “Company” shall refer to each Group Company and their respective Subsidiaries.

Without limitation to the foregoing, any amendment to these Articles that adversely affects the rights of a holder of a particular class or series of Preferred Shares hereunder in a manner that is disproportionate to the effect of such amendment on other holders of Preferred Shares in such class or series shall additionally require the prior written consent of such holder.

Part I – Shareholder Reserved Matters

(a)	amend, modify or waive any provision of any constitutional documents (including, in the case of the Company, the Articles);

(b)

merge, amalgamate or consolidate with any other entity, restructure, or acquire any entity or business or any interest in any entity or business, other than (x) any acquisition at fair market value and for a consideration not greater than US$100,000,000 individually and (y) any Approved Sale;

(c)

conduct a public offering or listing of securities which does not constitute a Qualified IPO, including determination of the timing, price, structure, listing vehicle and listing venue of such offering or listing;

(d)	enter into or engage or involve in any investment or acquisition having a total investment amount exceeding US$100,000,000 individually;

(e)	subject to Section 5.2 and 5.3, make or permit any change in the total authorized number of directors or the composition or authority of the board of directors, or any committee thereof;

(f)

declare or pay any dividend, make any distribution to shareholders, redeem or repurchase any shares (other than any redemption or repurchase conducted in accordance with the Transaction Documents or the Restructuring Agreements), or determine, amend or modify any dividend policy;

(g)	change the scope of the Business of the Group Companies (taken as a whole);

(h)

other than as contemplated by the Shareholders Agreement or any allotment and issuance of any Equity Securities which have been duly approved in accordance with the Shareholders Agreement and these Articles, issue or authorize the issuance of any securities (including Equity Securities and bond instruments);

(i)

enter into, amendment, termination or waiver of any material transaction documents related to the Restructuring (as defined in the relevant Share Subscription Agreement), which the Founders believe in good faith may cause a Material Adverse Effect to the Group; or

(j)	commence liquidation, winding up, dissolution, or other arrangement under law relating to bankruptcy, insolvency.

Part II – Board Reserved Matters

(a)

sell or otherwise dispose of all or part of any branch or Subsidiary or any assets of any Group Company, other than any disposal conducted on an arm’s length basis involving a value not exceeding US$100,000,000 in a series of related transactions and not greater than RMB100,000,000 individually;

(b)

change or establish any joint venture, partnership or non-wholly owned subsidiary, other than any establishment with the contributed capital not exceeding US$100,000,000 in a series of related transactions and not greater than RMB100,000,000 individually;

(c)

make or apply for any loan borrowing to or from any Person (other than another Group Company) outside of the scope of the approved annual business plan, give any guarantee or security to any Person or conduct any off-balance sheet financing, other than any borrowing or guarantee that may give rise to any liability by any Group Company with the amount not greater than RMB100,000,000 individually;

(d)

enter into any transaction with any Related Party, or terminate, amend, renew or extend the terms of any such transaction that is in effect as at the date of the Shareholders Agreement, other than any transaction conducted on an arm’s length basis involving a value not greater than RMB50,000,000;

(e)

approve any annual consolidated budget and business plan or any modification thereto or any transaction that may result in any material deviation of the approved annual consolidated budget or business plan;

(f)	approve the appointment of any Chief Executive Officer other than YU Jianjun (余建军) and CHEN Yuxin (陈宇昕);

(g)

approve or modify any policies or procedures of the Group in relation to anti-corruption and business ethics, including the internal controls and anti-corruption policies and procedures specified in Schedule E of the Shareholders Agreement;

(h)

merge, amalgamate or consolidate with any other entity, restructure, or acquire any entity or business or any interest in any entity or business at fair market value and for a consideration between RMB100,000,000 or 5% of the total annual revenue of the Group Companies of the then immediately preceding fiscal year (which is higher) and US$100,000,000 individually;

(i)	approve the adoption of or amendment to the share option plan or any other cash and stock option or other equity linked compensation plan; and

(j)

enter into or engage or involve in any investment or acquisition having a total investment amount between RMB100,000,000 or 5% of the total net revenues of the Group Companies of the then immediately preceding fiscal year (which is higher) and US$100,000,000 individually.